UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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ANN INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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7 TIMES SQUARE

NEW YORK, NEW YORK 10036

To Our Stockholders:

We are pleased to invite you to attend the Annual Meeting of Stockholders of ANN INC. to be held on Thursday, May 22, 2014 at 8:00 A.M., local time, at our offices at 7 Times Square, 5th Floor, New York, New York 10036.

The following pages include a formal notice of the meeting and the proxy statement. The proxy statement describes various matters on the agenda for the meeting. Please read these materials so that you will know what we plan to do at the meeting. It is important that your shares be represented at the Annual Meeting, regardless of whether or not you plan to attend the meeting in person. You may vote your shares through any of the voting options available to you as described in this proxy statement.

We hope you will exercise your rights as a stockholder and fully participate in ANN INC.’s future. On behalf of management and our Board of Directors, we thank you for your continued support of ANN INC.

Sincerely,

Kay Krill

President and Chief Executive Officer

New York, New York

April 3, 2014

7 TIMES SQUARE

NEW YORK, NEW YORK 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2014

To the Stockholders of ANN INC.:

The 2014 Annual Meeting of Stockholders of ANN INC. (the “Company”) will be held at 8:00 A.M., local time, on Thursday, May 22, 2014, at the Company’s offices at 7 Times Square, 5th Floor, New York, New York 10036, for the following purposes:

1.	To elect to the Board of Directors of the Company the three directors named in the attached proxy statement;

2.	To approve, by non-binding, advisory vote, the Company’s executive compensation (commonly referred to as “Say on Pay”);

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year; and

4.	To conduct such other business as may properly come before the meeting.

Stockholders who hold our common stock at the close of business on March 24, 2014 are entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

Katherine H. Ramundo

Secretary

New York, New York

April 3, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 22, 2014

This proxy statement and our 2013 Annual Report to stockholders are available at www.proxyvote.com.

Your vote is important. Proposals 1 and 2 in this proxy statement are deemed non-routine matters, and accordingly, if you hold your shares through a bank, brokerage firm or other financial institution and do not provide that firm with voting instructions, the firm is not allowed to vote those shares on your behalf.  For this reason, it is critical that you cast your vote if you want it to count.

Whether or not you attend the meeting in person, please follow the instructions you received to vote your shares to ensure that your shares are represented at the meeting. If you wish to attend the Annual Meeting, please see the instructions on page 2 of this proxy statement.

You may minimize the impact on the environment by eliminating paper proxy mailings. With your consent, we will provide all future proxy voting materials and annual reports to you electronically. Instructions for consenting to electronic delivery can be found on your proxy card. Your consent to receive stockholder materials electronically will remain in effect until cancelled by you.

7 TIMES SQUARE

NEW YORK, NEW YORK 10036

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2014

We are furnishing this proxy statement and the accompanying proxy to the stockholders of ANN INC., a Delaware corporation (the “Company”), in connection with solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the Annual Meeting of Stockholders of the Company and at any and all adjournments or postponements of that meeting. The Annual Meeting will be held at 8:00 A.M., local time, on Thursday, May 22, 2014, at our offices located at 7 Times Square, 5th Floor, New York, New York 10036.

This proxy statement and the proxies solicited by this proxy statement will be made available to stockholders on or about April 3, 2014.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the meeting?

At the Annual Meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting. In addition, the Company’s management will report on the Company’s performance during 2013 and respond to questions from stockholders.

What is a proxy?

A proxy is a document, also referred to as a proxy card, on which you authorize someone else to vote for you at the upcoming Annual Meeting in the way that you want to vote. You may also choose to abstain from voting. The Board is soliciting your vote as indicated in this proxy statement and on your proxy card.

Who is entitled to vote?

You can vote if you were a holder of our common stock at the close of business on March 24, 2014 (the “Record Date”). At the close of business on the Record Date, there were 46,681,100 shares of common stock outstanding. Each common share has one vote.

How do I vote?

If you are a stockholder of record on the Record Date and hold your shares in your own name, you have three ways to vote and submit your proxy before the Annual Meeting:

•

By Internet—We encourage you to vote and submit your proxy over the internet at www.proxyvote.com. Even though you may have received paper copies of the proxy materials, you may vote online by going to www.proxyvote.com and entering your control number, which is a 12-digit number located in a box on your proxy card that is included with your proxy materials.

•

By Telephone—You may vote and submit your proxy by calling (800) 690-6903 and providing your control number, which is a 12-digit number located in a box on your proxy card that is included with your proxy materials.

•	By Mail—If you received your proxy materials by mail, you may vote by completing, signing and returning the enclosed proxy card.

In each case, the voting deadline for stockholders of record is 11:59 P.M. Eastern Daylight Time (EDT) on May 21, 2014. If you own shares through the Company’s Associate Discount Stock Purchase Plan or 401(k) Savings Plan, please refer to page 2 of this proxy statement for the deadline to vote those shares.

If you hold your shares through an account with a bank, brokerage firm or other financial institution, your ability to vote over the internet or by telephone depends on the voting procedures of that firm. Please follow the directions provided to you by that firm.

All shares that are represented by properly executed proxies and received in time for voting at the Annual Meeting (and that have not been revoked) will be voted as instructed on the proxy. If your shares are held by you as a record holder and no specific choices are indicated, the shares represented by your properly completed and executed proxy will be voted FOR the election of the three director nominees (Proposal 1) and in favor of Proposals 2 and 3. If your shares are held through a bank, brokerage firm or other financial institution, your broker may not vote on Proposals 1 and 2, the non-routine matters, without your instructions, as explained on page 3 of this proxy statement. Should any matter not described above be properly presented at the meeting, the persons named in the proxy will vote in accordance with their judgment as permitted.

If you choose to vote your ANN INC. shares at the Annual Meeting and these shares are held for you through a bank, brokerage firm or other financial institution, you must obtain a legal proxy from that firm and bring it with you to hand in with your ballot in order to be able to vote your shares at the meeting. In addition, you will need to bring proof of ownership of your shares as of the Record Date, such as a statement from your broker (as described in the question and answer immediately below).

If you sign and submit the enclosed proxy card or vote through the internet or by telephone before the Annual Meeting, you may still attend the meeting.

Where will the Annual Meeting be held and what do I need to do to attend?

The meeting will be held at the Company’s corporate headquarters located at 7 Times Square, 5th Floor, New York, New York 10036 at 8:00 A.M., local time, on Thursday, May 22, 2014. To attend the meeting, if you own your ANN INC. shares through a bank, brokerage firm or other financial institution, you must bring proof of ownership of your shares as of the Record Date, such as a statement from your broker. If you are a stockholder of record and accordingly hold your ANN INC. shares in your own name, you must bring the Admission Ticket section of the proxy card that you received with your proxy materials. If you are a stockholder of record and previously consented to electronic delivery of the proxy materials, to attend the meeting in person, you must request a paper copy of the proxy card in advance of the meeting and bring the Admission Ticket section of the card. You may request the paper proxy card by contacting the Corporate Secretary at corporate_secretary@anninc.com or (212) 536-4229 by May 15, 2014. All stockholders must bring government-issued picture identification to enter the meeting. You may obtain directions to attend the meeting by contacting the Corporate Secretary at the same email address and phone number listed above. In addition, if due to a disability, you need an accommodation to attend or participate, please contact the Corporate Secretary by Friday, May 2, 2014.

Who votes for me if I own my shares through the Company’s Associate Discount Stock Purchase Plan or the 401(k) Savings Plan and what is the deadline for voting these shares?

The plan custodian or trustee, as the case may be, votes in accordance with your instructions. If you own shares through the Associate Discount Stock Purchase Plan and the custodian does not receive your properly completed and executed proxy with your voting instructions by 11:59 P.M. EDT on May 20, 2014, the custodian will not vote your shares.

If you own shares through the 401(k) Savings Plan and the trustee does not receive your properly completed and executed proxy with your voting instructions by 11:59 P.M. EDT on May 19, 2014, the trustee will vote your shares in the same proportion as it voted shares for which it received instructions.

On what matters may I vote?

At the Annual Meeting, you will be able to vote on the:

•	election of three directors to the Board;

•	Company’s executive compensation (“Say on Pay”);

•	ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the 2014 fiscal year; and

•	transaction of any other business as may properly come before the meeting or any adjournments, continuations or postponements of the meeting.

We do not expect any other matters requiring a vote of the stockholders to be presented at the Annual Meeting, but if another matter is properly submitted, the individuals named in the proxy intend to vote on those matters in accordance with their best judgment.

How does the Board recommend I vote?

The Board recommends a vote:

•	FOR each of the three nominees for the Board of Directors;

•	FOR approval of the Company’s executive compensation (“Say on Pay”); and

•	FOR ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the 2014 fiscal year.

How many shares must be present to conduct a meeting?

A quorum is necessary to hold a valid meeting of stockholders. The presence, either in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. All abstentions and broker non-votes will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting.

What is a “broker non-vote”?

If your shares are held in the name of a bank, brokerage firm or other financial institution, your shares may be voted even if you do not provide your broker with voting instructions. These firms have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters. However, when a proposal is not a “routine” matter under the New York Stock Exchange rules and your broker has not received your voting instructions with respect to that proposal, the firm cannot vote the shares on that proposal. This is called a “broker non-vote.”

Proposal 3, the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the 2014 fiscal year, is a routine matter for which the bank, brokerage firm or other financial institution who holds your shares can vote your shares even if it has not received instructions from you. The two other proposals in this proxy statement are non-routine matters and accordingly, your broker cannot vote your shares on those proposals without your instructions.

How are broker non-votes counted?

Shares represented by broker non-votes will be counted in determining whether there is a quorum. Shares represented by broker non-votes will not be counted as shares present and voting on a specific proposal, thus having no effect on the outcome of that proposal.

What happens if I abstain?

A share voted “abstain” with respect to any proposal is considered as present and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. For Proposal 1, abstentions will have no effect on the outcome of the proposal. For Proposals 2 and 3, however, abstentions will be counted as votes against those proposals.

How many votes are required to pass a proposal?

•	For Proposal 1, in order for a director nominee to be elected, the number of votes cast “for” the nominee must exceed the number of votes cast “against” the nominee;

•

For Proposal 2, the affirmative vote of the holders of a majority of the shares of the Company’s common stock represented in person or by proxy and entitled to vote at the Annual Meeting will be deemed to be stockholders’ non-binding approval with respect to our executive compensation; and

•

For Proposal 3, the affirmative vote of the holders of a majority of the shares of the Company’s common stock represented in person or by proxy and entitled to vote at the Annual Meeting is required for stockholders’ ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for 2014.

Can I change my vote after I have voted?

Yes. You can change your vote at any time before your proxy is voted at the Annual Meeting. A later vote by any means will cancel an earlier vote. The last vote we receive before the Annual Meeting will be the vote counted. You may change your vote in any of the following ways:

•	You may revoke your proxy by sending written notice before the Annual Meeting to the Company’s Corporate Secretary at ANN INC., 7 Times Square, New York, NY 10036;

•	You may send the Company’s Corporate Secretary (to the address indicated above) a signed proxy, dated later than the original proxy, before the Annual Meeting;

•

If you voted through the internet or by telephone, you may vote again over the internet or by telephone by 11:59 P.M., EDT on May 21, 2014, and if you are voting shares held through the Company’s Associate Discount Stock Purchase Plan, by 11:59 P.M. EDT on May 20, 2014, and through the Company’s 401(k) Savings Plan, by 11:59 P.M. EDT on May 19, 2014;

•	You may attend the Annual Meeting in person and vote. However, attending the Annual Meeting, in and of itself, will not change an earlier vote; or

•

If your shares are held in an account at a bank, brokerage firm or other financial institution, you may contact your bank, broker or financial institution, as the case may be, to change your vote or obtain a legal proxy to vote your shares if you wish to cast your votes in person at the Annual Meeting.

Who pays for soliciting the proxies?

The Company pays the cost of soliciting the proxies. We have retained Morrow & Co., LLC (“Morrow”), a professional soliciting organization located at 470 West Ave., Stamford, CT 06902, to assist us in soliciting the proxies from brokerage firms, custodians and other fiduciaries. The Company expects the fees paid to Morrow for soliciting the proxies to be approximately $9,500. In addition, the Company’s directors, officers and employees may, without additional compensation, also solicit proxies by mail, telephone, internet, personal contact, facsimile or through similar methods.

CORPORATE GOVERNANCE

Board Committees

The Board of Directors has established the following committees to assist the Board in discharging its responsibilities: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each committee is composed entirely of independent directors, as defined by the New York Stock Exchange listing standards and applicable law. The committees on which the independent directors serve as of the date of this proxy statement are set forth below:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
James J. Burke, Jr.	*		*
Dale W. Hilpert		**
Ronald W. Hovsepian	*	*	**
Linda A. Huett		*	*
Kay Krill
Michael C. Plansky	**
Stacey Rauch			*
Daniel W. Yih	*

*	Member

**	Chair

Independence

Under our Corporate Governance Guidelines, at least a majority of our Board members must meet the independence requirements of the New York Stock Exchange’s listed company rules and applicable law. With seven independent, non-employee directors out of eight current Board members, we have satisfied this requirement. As required by the New York Stock Exchange rules, the Board evaluates annually the independence of our directors by determining whether a director or any member of his or her immediate family has, either directly or indirectly, any material relationship with the Company.

In accordance with the New York Stock Exchange rules, a director is not independent if:

•	The director is or has been within the last three years an employee of the Company.

•	An immediate family member of the director is or has been within the last three years an executive officer of the Company.

•

The director has received more than $120,000 in direct compensation from the Company during any twelve-month period within the last three years. This excludes director and committee fees or other forms of deferred compensation for prior service.

•	An immediate family member of the director has received more than $120,000 in direct compensation from the Company during any twelve-month period within the last three years.

•	The director or an immediate family member of the director is a current partner of the Company’s external auditor.

•	The director is a current employee of the Company’s external auditor.

•	An immediate family member of the director is a current employee of the Company’s external auditor and personally works on the Company’s audit.

•

Within the last three years, the director or immediate family member of the director was a partner or employee of the Company’s external auditor and personally worked on the Company’s audit during that time.

•

The director or immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company at which any of the Company’s present executive officers at the same time serves or served on the other company’s compensation committee.

•

The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.

In making its independence determinations, the Board considers and broadly evaluates all information provided by each director in response to a detailed questionnaire concerning his or her independence and any direct or indirect business, family, employment, transaction or other relationship or affiliation of that director with the Company.

As part of its analysis to determine director independence during fiscal year 2013, the Board considered Mr. Yih’s position as Chief Operating Officer of Starwood Capital Group (“Starwood”), which manages funds that invest in retail properties across the United States, including some malls where the Company’s stores are located. The Board of Directors has determined that Mr. Yih’s position at Starwood does not impair his independence as a director of the Company. The Board also considered whether Mr. Hovsepian’s daughter’s employment by the Company may have any impact on his independence. Following consideration of all relevant facts and circumstances, including the fact that she is not an executive officer, the terms of her employment are consistent with the Company’s human resources policies, and the total value of her annual compensation is significantly below the SEC’s threshold of $120,000 requiring disclosure, the Board determined that her employment did not impair Mr. Hovsepian’s independence.

The independent directors are:

•	James J. Burke, Jr.;

•	Dale W. Hilpert;

•	Ronald W. Hovsepian;

•	Linda A. Huett;

•	Michael C. Plansky;

•	Stacey Rauch; and

•	Daniel W. Yih.

Ms. Krill is a non-independent director. In addition, former directors, Michelle Gass and Michael W. Trapp, were independent while they served on the Board.

As stated above, Mr. Hovsepian is the Chairman of the Board and Ms. Krill is the Company’s Chief Executive Officer. The Company feels this structure is appropriate at this time because it is beneficial to have an independent chairman whose responsibility is leading the Board and focusing on the Board’s oversight responsibilities, while allowing our Chief Executive Officer to focus on managing and growing our business.

Board and Committee Oversight of Risk

The Board exercises risk oversight through its interactions with management and through extensive discussions among the Board members. The Board meets regularly with management to discuss and consider potential risks that the Company may be facing. The Audit Committee of the Board evaluates the Company’s financial risks with input from management and Deloitte, and reports any such risk matters to the entire Board for discussion and decision-making. The full Board considers operational risks of the Company. In addition, as discussed in the Compensation Discussion and Analysis section (the “CD&A”) of this proxy statement, the

Compensation Committee considers risks associated with the Company’s compensation programs and works closely with its compensation consultant to ensure that the Company’s compensation programs and practices incentivize our executives and other associates to act in the best interests of the Company’s stockholders. Mr. Hovsepian, a member of all Committees, is able to share with each Committee any risks the other Committee is evaluating.

Board Committee Functions

The functions of the standing committees are as follows:

Audit Committee

The purpose of the Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is to assist the Board of Directors in fulfilling its obligations regarding the accounting, auditing, financial reporting, internal control over financial reporting and legal compliance functions of the Company and its subsidiaries. The Audit Committee’s principal functions include assisting the Board of Directors in its oversight of the:

•	integrity of the Company’s financial statements;

•	major financial risk exposures and the steps the Company is taking to monitor and control those risks;

•	Company’s compliance with legal and regulatory requirements;

•	qualifications, independence and performance of the Company’s independent registered public accounting firm; and

•	performance of the Company’s internal audit function.

The Audit Committee also prepares the Audit Committee Report for inclusion in the proxy statement. See “Audit Committee Report.”

In the judgment of the Board of Directors, each member of the Audit Committee is financially literate and has accounting or related financial management expertise. In addition, the Board of Directors has determined that Messrs. Plansky and Yih each qualifies as an “audit committee financial expert” within the meaning of the applicable rules of the U.S. Securities and Exchange Commission (the “SEC”). The Board has also determined that all members of the Audit Committee are “independent,” as required by SEC rules and the listing standards of the New York Stock Exchange.

The Audit Committee meets from time to time in separate executive sessions with each of the representatives of Deloitte, the Company’s independent registered public accounting firm, the Chief Financial Officer, the General Counsel and the Vice President of Internal Audit.

Compensation Committee

The purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to compensation for the Company’s Chief Executive Officer, senior management and such other key management employees as the Compensation Committee may determine, to ensure that management’s interests are aligned with the interests of stockholders of the Company. The Compensation Committee is also responsible for determining compensation for non-employee directors. The Committee’s principal functions include:

•	establishing the Company’s compensation philosophy and practices;

•	reviewing and approving compensation of the Chief Executive Officer and other key executives to ensure that it is tied to performance;

•	setting compensation of non-employee directors;

•	reviewing the Company’s compensation programs to determine whether they incent executives to take unnecessary and excessive risks;

•	reviewing and approving appropriate performance metrics under the Company’s incentive compensation plans and determining amounts to be paid to key executives based on performance levels achieved;

•	making recommendations to the Board of Directors with respect to proposed employee benefit plans, incentive compensation plans and equity-based plans; and

•

reviewing and participating with management in the preparation of the CD&A and preparing the Compensation Committee Report for inclusion in the proxy statement in accordance with the rules and regulations of the SEC.

During fiscal year 2013, the Compensation Committee retained Frederic W. Cook & Co., Inc., a nationally recognized compensation consultant, to advise it on executive compensation. The Compensation Committee considered whether there were any conflicts of interest with Frederic W. Cook & Co., Inc. and determined that its work did not raise any conflict of interest. See the CD&A for further information regarding processes and procedures for the determination of executive compensation and the “Director Compensation” section of this proxy statement for further information regarding non-employee director compensation.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to provide assistance to the Board of Directors in corporate governance matters and in determining the proper size and composition of the Board. The Nominating and Corporate Governance Committee’s principal functions include:

•	identifying individuals qualified to become members of the Board of Directors;

•	recommending to the Board of Directors nominees for directors for each annual meeting of stockholders and nominees for election to fill any vacancies on the Board of Directors;

•	developing and recommending to the Board of Directors corporate governance principles applicable to the Company; and

•	leading the annual review of the Board’s performance.

The Nominating and Corporate Governance Committee will consider (in consultation with the Chairman of the Board) and recruit candidates to fill positions on the Board, including vacancies resulting from the removal, resignation or retirement of any director, an increase in the size of the Board of Directors or otherwise. In considering potential nominees to the Board, the Nominating and Corporate Governance Committee evaluates each potential candidate against its then-current criteria for selecting new directors. Those criteria include, at a minimum, any requirements of applicable law or listing standards, as well as consideration of a candidate’s strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board (including its size and structure) and principles of diversity. In addition, the Nominating and Corporate Governance Committee will consider each potential candidate in light of the core competencies that the Committee believes should be represented on the Board of Directors and will also consider the mix of directors and their individual skills, experiences and diverse perspectives to ensure that the composition of the Board is appropriate to carry out its duties.

Diversity of the Company’s Board members is one of the principal factors that the Nominating and Corporate Governance Committee takes into account when considering potential Board nominees. Since the Company is in the women’s apparel business, the Nominating and Corporate Governance Committee, as well as the entire Board, considers that a woman’s perspective is important to the business and should be reflected in the Board composition. Currently, three out of our eight Board members are women.

The Company’s Nominating and Corporate Governance Committee also retains from time to time, at the Company’s expense, search firms to identify candidates, including for the purpose of performing background reviews of potential candidates. The Committee provides guidance to search firms it retains about the particular qualifications the Board is then seeking.

Stockholders may recommend candidates for nomination to the Board of Directors for consideration by the Nominating and Corporate Governance Committee by submitting in writing to the following address the information required by our Bylaws for director nominees: Corporate Secretary, ANN INC., 7 Times Square, New York, NY 10036. All the director candidates, including those recommended by stockholders, are evaluated on the same basis. The Nominating and Corporate Governance Committee will review any candidate recommended by a stockholder of the Company in light of the Committee’s criteria for selection of new directors.

Committee Charters

The charters for the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available free of charge on the Company’s website at http://investor.anninc.com.

Executive Sessions of Non-Employee Directors

The Company’s independent directors meet separately in executive session without the Chief Executive Officer or other representatives of management. These meetings occur at each regularly scheduled in-person Board meeting in accordance with the Company’s Corporate Governance Guidelines. Mr. Hovsepian, the Non-Executive Chairman of the Board, presides at the executive sessions.

Director Attendance

The Company’s Board of Directors held seven meetings in fiscal year 2013. The Audit Committee held four meetings, the Compensation Committee held six meetings, and the Nominating and Corporate Governance Committee held four meetings in fiscal year 2013. Each current director attended at least 90% of the total number of meetings of the Board and the Committees on which he or she served.

It is the Company’s policy that all directors attend the Company’s Annual Meeting of Stockholders. All then-current directors attended the 2013 Annual Meeting of Stockholders, and it is anticipated that all incumbent directors, including the director nominees identified in Proposal 1, will attend the 2014 Annual Meeting of Stockholders.

Corporate Governance Guidelines

The Board adopted the Corporate Governance Guidelines to assist it in the exercise of its responsibilities. The Company’s Corporate Governance Guidelines are available free of charge on the Company’s website at http://investor.anninc.com.

Related Person Transactions Policy and Procedures

It is the written policy of the Board of Directors that the Audit Committee consider any related person transaction which is required to be disclosed under the rules of the SEC, and based on its review, recommend to the Board whether the transaction should be approved. Members of the Board who have no financial interest in the transaction then determine whether that transaction should be approved or not. For purposes of this policy, the terms “transaction” and “related person” have the meanings contained in Item 404 of Regulation S-K. In determining whether the transaction should be approved or ratified by the Board, the Audit Committee and the Board consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction;

•	the significance of the transaction to the related person;

•	the significance of the transaction to the Company;

•	whether the transaction would impair the judgment of a Board member or an executive officer to act in the best interest of the Company; and

•	any other matters the Audit Committee or Board deems appropriate.

Any Audit Committee or Board member who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification, provided, however, that such director may be counted in determining the presence of a quorum at the Audit Committee or Board meeting at which the transaction is being considered.

Related Person Transactions

During fiscal year 2013, the Company was not a participant in any related person transaction requiring disclosure under Item 404 of Regulation S-K.

Business Conduct Guidelines

The Company has Business Conduct Guidelines that apply to all its associates, including its Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Controller, as well as members of the Company’s Board of Directors. The Business Conduct Guidelines are available on the Company’s website at http://investor.anninc.com. Any updates or amendments to the Business Conduct Guidelines, as well as any waiver from the Business Conduct Guidelines granted to an executive officer (including the Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Controller), will also be posted on the website.

Communications with the Board of Directors

Stockholders and other interested parties may write to the Non-Executive Chairman of the Board or the non-employee directors as a group at the following address:

Ronald W. Hovsepian, Non-Executive Chairman

ANN INC.

7 Times Square

New York, NY 10036

Or

Non-Employee Directors

ANN INC.

7 Times Square

New York, NY 10036

You may also report issues regarding accounting, internal accounting controls or auditing matters to the Company’s Board of Directors by writing to the above address or by calling the ANN INC. Financial Integrity Reporting Line at (877) 846-8915. A call to this telephone line is anonymous and free, and this line is available 24 hours per day. Information about how to contact the Board and the Financial Integrity Reporting Line is also available on the Company’s website at http://investor.anninc.com.

Information on the Company’s website is not incorporated by reference into this proxy statement.

BOARD OF DIRECTORS

Set forth below is a brief biography of our directors, which illustrates the value each brings as a director. In addition, each of our directors has a prominent professional reputation, leadership skills and extensive business expertise and possesses other key attributes necessary to be an effective director, including integrity, analytical skills and a willingness and ability to devote adequate time to Board duties.

James J. Burke, Jr., age 62. Mr. Burke has been a director of the Company since 1989. He is the founder and has been the Managing Member of J Burke Capital Partners LLC, a private investment firm, since 2007. Mr. Burke is also a director of Lincoln Educational Services Corporation. Prior to J Burke Capital Partners, from 2004 to 2011, he was the co-founder, partner and director of Stonington Partners, a private investment firm. Previously, Mr. Burke served as co-founder and investment professional with Merrill Lynch Capital Partners, Inc., for which he was President and Chief Executive Officer from 1987 until 1994, when he left to start Stonington Partners.

Mr. Burke brings to ANN INC. extensive financial and business knowledge through his engagement in private equity investing since 1981. Throughout his career, he has been responsible for sourcing and analyzing investment opportunities, where he has developed expertise and significant knowledge regarding the managerial, operational and financial aspects of a business.

Dale W. Hilpert, age 71. Mr. Hilpert has been a director of the Company since 2004. From 2004 to 2006, he was Chairman, Chief Executive Officer and President of Footstar, Inc., a footwear retailer that filed under Chapter 11 of the Bankruptcy Code in 2004. Prior to joining Footstar, from 2001 to 2003, he was Chief Executive Officer of Williams-Sonoma, Inc., a specialty retailer of home furnishings. Before that, Mr. Hilpert was Chairman and Chief Executive Officer of Foot Locker, Inc., a retailer of athletic footwear and apparel, from 1999 to 2001. Prior to Foot Locker, he spent 17 years at May Department Stores, serving in a variety of senior management positions, including Chairman and Chief Executive Officer of its Payless Shoe Source division. He is also a director of Signet Jewelers (doing business as Kay Jewelers in the United States).

Mr. Hilpert brings to ANN INC. his significant experience in management and operations of businesses in the retail industry. As the Chief Executive Officer of Williams-Sonoma, he led the company in significantly improving sales and profitability and as Chairman and Chief Executive Officer of Foot Locker, he managed the business and operations of the worldwide athletic shoe retailer.

Ronald W. Hovsepian, age 53. Mr. Hovsepian has been Non-Executive Chairman of the Company’s Board since 2005 and a director of the Company since 1998. Since December 2011, Mr. Hovsepian has been the Chief Executive Officer, President and director of IntraLinks Holdings, Inc., a global provider of Software-as-a-Service solutions. From 2006 to April 2011, he was the Chief Executive Officer, President and director of Novell, Inc., a technology company. From 2005 to 2006, he was President and Chief Operating Officer of Novell, and prior he served as Executive Vice President and President, Worldwide Field Operations and as President, North America of Novell. Before that, Mr. Hovsepian held management and executive positions at IBM Corporation over a 16-year period, including worldwide general manager of IBM’s Distribution industries, and manager of global hardware and software development, sales, marketing and services related to that industry. Since February 2012, Mr. Hovsepian has been a director of ANSYS, Inc., a technology company that develops and markets engineering simulation software and technologies.

As the current Chief Executive Officer of IntraLinks, former Chief Executive Officer of Novell and former executive of IBM Corporation, Mr. Hovsepian brings to ANN INC. significant knowledge and experience in management and operations. In addition, he brings to the ANN INC. Board his skills and expertise in information technology.

Linda A. Huett, age 69. Ms. Huett has been a director of the Company since 2005. From 2000 to 2006, she was Chief Executive Officer of Weight Watchers International, Inc., a global branded consumer company and provider of weight-loss services. In addition, Ms. Huett was a director of Weight Watchers from 1999 to 2006 and a director of RC2 Corporation, a producer of children’s and collectible products, from 2007 until April 2011.

Through her experience as Chief Executive Officer and a director of Weight Watchers, Ms. Huett brings to ANN INC. significant experience in global sales and consumer marketing, especially to women. Ms. Huett also contributes to ANN INC. her experience in managing and operating a large public company.

Kay Krill, age 59. Ms. Krill has served as Chief Executive Officer of the Company since 2005 and President of the Company and a member of the Board of Directors since 2004. Previously, from 2001 to 2004, Ms. Krill served as President of the LOFT Division. Prior to that, from 1998 to 2001, Ms. Krill was Executive Vice President, Merchandise and Design of the LOFT Division. From 1996 to 1998, Ms. Krill served as Senior Vice President, General Merchandise Manager of the LOFT Division and, from 1994 to 1996, she was Vice President of Merchandising for Ann Taylor. Prior to joining the Company, Ms. Krill held various management positions at several retailers including The Talbots, Inc. and Hartmarx Corporation.

Ms. Krill brings to ANN INC. extensive knowledge of the Company and the apparel industry. Ms. Krill created and spearheaded the growth of the LOFT Division from a start-up to over a $1 billion business. With twenty years of exemplary service as a leader of the Company, she understands every component of the Company’s business. Ms. Krill has a depth of experience in the apparel industry, a talent for shaping and building brands and a proven track record of delivering sustainable long-term growth.

Michael C. Plansky, age 64. Mr. Plansky has been a director of the Company since July 2011. From 2005 to 2009, he was the National Partner in Charge, Risk Management—Audit and served as Americas Region Risk Management Partner at KPMG LLP (“KPMG”). From 2005 until 2010, he also served as KPMG’s Ombudsman and as a member of the firm’s Legal and Compliance Committee and Management Review Panel.

Through his 35-year tenure at KPMG, Mr. Plansky brings to ANN INC. broad accounting expertise, including significant knowledge in audit and risk management, and extensive experience in the consumer products and retail industries. He qualifies as an “audit committee financial expert” under the applicable SEC rules, and, in particular, brings to the Board significant expertise in analyzing financial statements.

Stacey Rauch, age 56. Ms. Rauch has been a director of the Company since January 2011. Ms. Rauch serves as director Emeritus of McKinsey & Company (“McKinsey”) from which she retired in September 2010. A 24-year veteran of McKinsey, Ms. Rauch led engagements for a wide range of retailers, apparel wholesalers, and consumer goods manufacturers. Her areas of expertise include strategy, organization, marketing, merchandising, omni-channel management, global expansion, and retail store operations. From 1998 until her retirement in 2010, Ms. Rauch was a Senior Partner in the Retail and Consumer Products Practices group of McKinsey. From 2001 to 2008, she led McKinsey’s North American Retail Practice and was the first woman to be appointed as an Industry Practice Leader at McKinsey. From 2006 to 2008, Ms. Rauch was also co-leader of McKinsey’s Global Retail Practice. She is currently a director of Land Securities Group PLC, a real estate investment trust in the United Kingdom, and Fiesta Restaurant Group, Inc., a Nasdaq-traded company. Ms. Rauch also served as a director of Tops Holding Corporation, the parent company of the supermarket chain Tops Markets, LLC until December 2013.

Ms. Rauch brings to ANN INC. extensive marketing, merchandising, business strategy and international experience in the retail industry. During her 24-year tenure at McKinsey, she developed substantial expertise working with specialty retailers, wholesale apparel manufacturers and department stores, and also acquired extensive experience in other areas of the retail sector, including grocery retail, consumer packaged goods and big-box hard goods retail.

Daniel W. Yih, age 55. Mr. Yih has been a director of the Company since 2007. He has been Chief Operating Officer of Starwood Capital Group, a private investment firm, since 2007 and previously was Chief Operating Officer and a Portfolio Principal of GTCR Golder Rauner, LLC, a private equity firm, from 2000 to 2007. Mr. Yih was also a member of the Board of Directors of Starwood Hotels & Resorts Worldwide, Inc. from 1995 to 2007.

Mr. Yih’s experience as Chief Operating Officer of Starwood Capital Group and as an executive at other companies as well as other investment companies, gives him extensive business and financial expertise. Like Mr. Plansky, Mr. Yih qualifies as an “audit committee financial expert” under the applicable SEC rules and, accordingly, also brings to the Board significant knowledge regarding financial statements.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors of the Company is presently composed of eight members, and the directors are currently divided into three classes. We are in the process of declassifying our Board, and beginning at the 2016 Annual Meeting of Stockholders each director will be elected for a one-year term.

The Board of Directors has nominated for re-election Dale W. Hilpert, Ronald W. Hovsepian and Linda A. Huett (the “Nominees”) to hold office for a one-year term expiring at the next Annual Meeting, or until their respective successors are elected and qualified. Mr. Hilpert, Mr. Hovsepian, and Ms. Huett have consented to serve as directors if elected at the Annual Meeting. If for any reason, any of these Nominees become unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies in the proxy will have the authority to vote for substitute nominees. The Company does not anticipate that any of the Nominees will be unable or unwilling to serve.

The Board of Directors has determined that Mr. Hilpert, Mr. Hovsepian and Ms. Huett are “independent” under the New York Stock Exchange listed company rules and applicable law.

The Board of Directors recommends that stockholders vote

“FOR” the Company’s Nominees.

PROPOSAL 2

TO APPROVE, BY NON-BINDING, ADVISORY VOTE, THE COMPANY’S

EXECUTIVE COMPENSATION

As required by the executive compensation disclosure rules of the SEC, we are offering our stockholders the opportunity to cast a non-binding, advisory stockholder vote on the compensation of our Named Executive Officers, as disclosed in the Compensation Discussion and Analysis (“CD&A”), compensation tables and narrative discussion in this proxy statement.

The Company maintains a dialogue with many of its stockholders on a number of topics including corporate governance and executive compensation, and in connection with last year’s Say on Pay vote, the Company held discussions with stockholders to solicit their views on the Company’s executive compensation. Although this vote is advisory, our Compensation Committee gives serious consideration to stockholders’ views and voting results when making future compensation decisions.

As described in the CD&A, our compensation program is designed to drive the achievement of consistent revenue growth with strong bottom-line performance and to attract and retain highly talented executives. Our compensation program has a number of features we believe are designed to promote these objectives; and in deciding how to vote on this proposal, the Board encourages you to consider the following features, among others, which are more fully discussed in the CD&A:

•	The Company’s executive compensation program seeks to align pay with performance by having performance-based compensation represent a significant portion of total compensation;

•

85% of the compensation for our Chief Executive Officer is “at-risk,” and 74% of the compensation for our other Named Executive Officers is “at-risk,” with both upside and downside potential tied to the Company’s performance;

•	We set aggressive goals for financial performance and tie those goals to our short-term and long-term cash incentive compensation and performance-based equity programs;

•	We have adopted a policy concerning the recovery of executive compensation in the event of a material restatement of the Company’s financial results (“Clawback Policy”); and

•	We maintain stock ownership guidelines for our senior executives (including the Named Executive Officers) and directors.

With the balance of short-term and long-term incentives and a substantial portion of performance-based and “at-risk” compensation, we believe our compensation program drives performance that is aligned with the long-term interests of our stockholders. Accordingly, the Board of Directors submits the following resolution for a stockholder vote at the 2014 Annual Meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K of the Exchange Act, including the CD&A, compensation tables and narrative discussion in this proxy statement, is hereby APPROVED.

The Board of Directors recommends that stockholders vote “FOR” adoption of the resolution approving the Company’s executive compensation as detailed in the CD&A, compensation tables and narrative discussion in this proxy statement.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, to make an examination of the accounts of the Company for fiscal year 2014.

Independent Auditor Fees and Services

The following table presents fees billed for professional services rendered by Deloitte for fiscal years 2013 and 2012.

	2013	2012
Audit Fees	$1,300,207	$1,175,500
Audit-Related Fees (1)	157,407	551,274
Tax Fees	—	—
All Other Fees (2)	18,400	—

Deloitte Total Fees	$1,476,014	$1,726,774

(1)	Audit-Related Fees include fees billed in 2013 and 2012 for audits and other services related to the Company’s employee benefit plans. In addition, in fiscal year 2013, fees were billed for services performed in connection with the Company’s response to an SEC comment letter and for a technical accounting update. In fiscal year 2012, fees were billed for other services related to a review of the Company’s information systems.

(2)	All Other Fees include a subscription-based membership fee for human resource materials and support and advisory services related to one of the Company’s foreign sourcing offices.

Auditor Independence

The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining the independence of the independent registered public accounting firm and has determined, based on advice from Deloitte, that the provision of those services has not adversely affected Deloitte’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services

The Audit Committee has established policies and procedures regarding pre-approval of audit, audit-related, tax, and permitted non-audit services that the independent registered public accounting firm may perform for the Company. Under these policies, predictable and recurring services are generally approved by the Audit Committee on an annual basis. The Audit Committee must pre-approve on an individual basis any requests for audit, audit-related, tax, and permitted non-audit services not covered by the services that are pre-approved annually, subject to certain de minimis exceptions permitted under the Exchange Act for services other than audit, review or attest services. In fiscal year 2013, the Audit Committee delegated pre-approval authority to the Chair of the Audit Committee, provided that the aggregate estimated fees for all current and future periods for which the services are to be rendered are not expected to exceed a designated amount. Any such pre-approval must be reported at the next scheduled meeting of the Audit Committee. The Audit Committee may prohibit services that in its view may compromise, or appear to compromise, the independence and objectivity of the independent registered public accounting firm. The Audit Committee also periodically reviews a schedule of fees paid and payable to the independent registered public accounting firm by type of service being or expected to be provided.

In fiscal year 2013, all fees for audit, audit-related, tax and permitted non-audit services performed by Deloitte were pre-approved by the Audit Committee.

While not required by law, the Board of Directors is asking the stockholders to ratify the selection of Deloitte as a matter of good corporate practice. If the appointment of Deloitte is not ratified, the Audit Committee of the Board of Directors will reconsider the appointment.

Representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the 2014 fiscal year.

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its obligations regarding the accounting, auditing, financial reporting, internal control over financial reporting, financial risk management and legal compliance functions of the Company and its subsidiaries. The Audit Committee is governed by a written charter, a copy of which is available on the Company’s website at http://investor.anninc.com. In carrying out its oversight responsibilities, the Audit Committee is not responsible for planning or conducting audits or for determining that the Company’s financial statements are complete and accurate or prepared in accordance with generally accepted accounting principles. The Company’s management is responsible for preparing the Company’s financial statements, for establishing and maintaining effective internal control over financial reporting and for assessing the effectiveness of its internal control over financial reporting. Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, is responsible for auditing those financial statements and auditing the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board of the United States (“PCAOB”), and for rendering an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management and Deloitte the audited financial statements as of and for the fiscal year ended February 1, 2014 and Deloitte’s opinions on these financial statements and the Company’s internal control over financial reporting as of February 1, 2014. The Audit Committee has discussed with Deloitte the matters that are required to be discussed by Auditing Standard No. 16, as adopted by the PCAOB. The Audit Committee has also received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independence of Deloitte with that firm.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for the fiscal year ended February 1, 2014 be included in the Company’s Annual Report on Form 10-K for that fiscal year for filing with the SEC. This report is provided by the following independent directors, who comprise the Audit Committee:

Michael C. Plansky (Chairperson)

James J. Burke, Jr.

Ronald W. Hovsepian

Daniel W. Yih

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section (“CD&A”) of this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement. This report is provided by the following independent directors, who comprise the Compensation Committee:

Dale W. Hilpert (Chairperson)

Linda A. Huett

Ronald W. Hovsepian

Compensation Committee Interlocks and Insider Participation

As of the Record Date, there were no Compensation Committee interlocks.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis (the “CD&A”) explains the compensation paid to the executive officers listed in the Summary Compensation Table of this Proxy Statement (the “Named Executive Officers”), namely Ms. Krill, Messrs. Nicholson, Lynch and Muto and Ms. Ramundo. This Executive Summary highlights: (i) our performance in fiscal year 2013, (ii) the compensation paid to our Named Executive Officers in 2013 and (iii) key features of our executive compensation program.

Highlights of Fiscal Year 2013 Performance

In fiscal year 2013, the Company achieved diluted earnings per share (“EPS”) of $2.19, delivering its fifth year of consistent EPS growth and its second consecutive year of record diluted EPS, reflecting comparable sales growth at both the Ann Taylor and LOFT brands as well as increased operating profit at the total Company, compared with fiscal year 2012. This financial performance was supported by management’s focus on the consistent delivery of relevant and brand-appropriate product offerings at the Ann Taylor and LOFT brands. In addition, our financial performance in fiscal year 2013 reflected progress on the corporate strategic initiatives we outlined to shareholders at the beginning of the year, including our omni-channel initiative, which has further enhanced how we bring our products to market and improved the client experience of our brands.

In keeping with our focus on long-term growth and sustainable performance, which is reflected in the use of multi-year performance periods under our compensation programs, our results over the three-year period ended in fiscal year 2013 reflected continued comparable sales growth at each of our brands, as well as the cumulative benefits of the corporate strategic initiatives that were developed by management to drive consistent, profitable growth over the long term. Some of the highlights of our performance for the three-year period ended in fiscal year 2013 are as follows:

•	Total net sales grew 13% compared to fiscal year 2011 to $2,493.5 million, including comparable sales growth at both the Ann Taylor and LOFT brands in each of those three fiscal years;

•	Diluted EPS of $2.19 in fiscal year 2013, reflecting a 34% increase compared to fiscal year 2011;

•	Cash flows from operations increased by approximately 4% to $216 million and our operating profit dollars increased by 17% compared to fiscal year 2011;

•	Net income of $102.4 million in 2013 reflected an increase of 18% compared to fiscal year 2011;

•	SG&A, as a percentage of sales, improved by 90 basis points compared to fiscal year 2011; and

•	Our stock price increased 48% over a three-year period and 557% over a five-year period, outperforming the Standard & Poor’s 500 Stock Index (“S&P 500”) for both of those periods.

We delivered record EPS results during fiscal year 2013 and continue to take strategic actions designed to position the Company for continued profitable growth.

Highlights of Fiscal Year 2013 Pay

In fiscal year 2013, pay was influenced by: (i) aligning the majority of compensation received by our executives to performance, (ii) setting aggressive performance targets under our incentive plans and (iii) measuring performance over multiple year periods.  In 2013, overall compensation decreased 31% from 2012 for our Chief Executive Officer and an average of 42% for the other Named Executive Officers who were employed during the full year in 2012. These declines in 2013 compensation versus 2012 primarily reflect the fact the Company delivered stronger results for the performance periods ended in 2012 versus 2013 relative to its longer term performance targets; even with the strong results for the performance periods ended in 2013, the

Company fell short of its aggressive performance targets. This, in turn, affected the percentage of performance compensation our Chief Executive Officer and Named Executive Officers earned in 2013 versus 2012.

The following charts compare the Company’s earnings per share and corporate operating profit, which are performance measures under our performance-based compensation plans, to the aggressive targets set for the last three years. Although we delivered record earnings per share and our financial results were strong over both a one-year and three-year period, those results did not meet our demanding targets for the performance periods ended in 2013, and therefore, payouts earned in 2013 were below target.

Key Features of our Executive Compensation

Highlighted below are compensation practices we maintained in 2013 to drive Company performance and align the interests of the Company’s executives with its stockholders.

What We Do

•

Pay for Performance. We have a strong pay for performance philosophy. In particular, nearly three-quarters of our Named Executive Officers’ target compensation is “at-risk,” meaning it is variable compensation that has upside potential and downside risk depending upon the Company’s performance.

•

Focus on Long-Term Performance. Our performance-based compensation plans utilize a mix of performance periods ranging from one to four years to ensure our executives focus on both the short-term success and the long-term growth and profitability of the Company.

•	No Base Salary Increases. In general, the Committee prefers to make compensation increases for the Named Executive Officers through performance-based incentives (as opposed to base salary), and the

Named Executive Officers did not receive an annual salary increase in 2013. Our Named Executive Officers (except those who assumed new responsibilities) have not received base salary increases for the past five consecutive years.

•

Mitigation of Risk. Our compensation programs have provisions to mitigate excessive risk, including clawback provisions, different performance metrics associated with incentive awards and varied time frames associated with the earning of awards. Our Compensation Committee regularly reviews our compensation programs and has determined they do not incentivize the Company’s Named Executive Officers to take unnecessary and excessive risks.

•

Regular Review of Share Utilization. We regularly evaluate share utilization levels by reviewing the dilutive impact of stock compensation. We have decreased dilution and burn rate significantly over the last five years.

•	Ability to ‘Clawback’ Compensation. Named Executive Officers and other key executives are subject to a clawback policy that applies in the event of material financial restatements.

•

Stock Ownership Guidelines for Executives and Directors. The Committee has adopted stock ownership requirements for its senior executives and directors. These guidelines for fiscal year 2013 are shown below and must be achieved in five years from the date of adoption of the guidelines in January 2012, or the date of hire, using only shares that are directly owned.

Level	Ownership Guideline as a Multiple of Salary (or Cash Retainer for Directors)
CEO	5x
Brand Presidents of Divisions	3x
Executive Vice-Presidents	1x
Directors	3x

What We Don’t Do

•	Elimination of Excise Tax Gross Ups Upon Change in Control. The Company eliminated excise tax gross ups for executives joining the Company after the end of fiscal year 2010.

•	No Excessive Executive Perquisites. We offer minimal perquisites to our Named Executive Officers.

•

Hedging and Pledging of Company Stock is Prohibited. Our anti-hedging policy prohibits the Named Executive Officers from hedging against a decrease in the value of the Company’s stock. In addition, the Company prohibits the Named Executive Officers from pledging the Company’s stock as collateral for a loan.

•

No Backdating or Repricing of Stock Options. The Company makes annual equity awards at the same predetermined times each year. Equity awards, including stock options, are never backdated or issued with below market exercise prices. Repricing of stock options without stockholder approval is prohibited.

I. Analysis of Compensation Program for 2013

Discussion of Fiscal Year 2013 Performance

In 2013, our senior executives continued to focus on execution of the Company’s strategic initiatives, which were developed to increase its revenues and deliver profitable earnings growth, both in the current period as well as on an ongoing basis over time. As a result of the continued successful execution of these initiatives, our executives, once again, delivered record earnings per share in fiscal year 2013, as well as increases in sales and operating profit, compared with fiscal year 2012. Management made further progress against its goal of demonstrating sustained and consistent growth, as demonstrated by its fourth consecutive year of comparable sales growth at both the total Company and at the Ann Taylor and LOFT brands.

The Company’s strategic initiatives for 2013 included the continued roll-out of our omni-channel initiative, further improvements to our e-commerce capabilities and client offering, the expansion of our retail presence in Canada and the launch of international shipping capabilities to more than 100 countries worldwide through our websites. Our initiative to optimize our real estate portfolio and productivity also moved forward, as the Company continued to open domestic LOFT stores in small and mid-size markets, where we have experienced strong performance, and to open new stores in the factory outlet channel at both brands. In addition, management made meaningful progress on the roll-out of the more productive new small-store format for Ann Taylor and completed updates to approximately 80% of Ann Taylor’s fleet by year end. Management also took action to close a number of underperforming stores during fiscal year 2013. The Company’s meaningful growth in 2013 was further enhanced by our relentless focus on expense management throughout the fiscal year.

The following highlights some of the results for 2013:

•

An increase in diluted EPS over one, three and five-year periods. As shown in the following charts, the Company’s diluted EPS has increased each year over the last five years. On a Generally Accepted Accounting Principles (“GAAP”) basis, diluted EPS increased from (loss)/earnings of $(0.32) per diluted share in 2009, to $1.24 per diluted share in 2010, to $1.64 per diluted share in 2011, to $2.10 per diluted share in 2012 and to $2.19 per diluted share in 2013.

•

An increase in operating profit over one, three and five-year periods. As shown in the following charts, the Company’s operating profits have increased each year over the last five years. Over a five-year period, on a GAAP basis, the Company achieved an operating (loss)/profit of approximately ($24) million in 2009, $120 million in 2010, $145 million in 2011, $167 million in 2012 and $170 million in 2013, as shown in the chart below.

•

Positive sales comparables. During fiscal year 2013, the Company achieved positive sales comps of 2.3%, with the Ann Taylor brand having 1.1% positive sales comps and the LOFT brand having 3.0% positive sales comps.

•

An aggressive control of expenses. During fiscal year 2013, the Company’s selling, general and administrative expenses, as a percentage of net sales, declined approximately 70 basis points from the prior year to 47.1%.

•

A strong cash position. Even with the Company’s stock buyback program, under which the Company repurchased approximately 1.5 million of its shares at a total cost of $49.1 million, and its capital investments relating to the opening and remodeling of certain stores in the United States, expansion of our Canadian business, and investments in technology including our omni-channel initiative, the Company had approximately $201.7 million in cash and cash equivalents at the end of fiscal year 2013. The Company also continues to have no bank debt.

•

A stock performance that over a five-year period outperformed the S&P 500 and the indexed price performance of our peer group. The executives’ successful management of the business helped drive the dramatic increase in the Company’s stock price: (i) from $4.92 at the end of fiscal year 2008, (ii) to $12.56 at the end of fiscal year 2009, (iii) to $21.85 at the end of fiscal year 2010, (iv) to $24.43 at the end of fiscal year 2011, (v) to $30.87 at the end of fiscal year 2012 and (vi) to $32.34 at the end of fiscal year 2013, representing a 557% increase in the Company’s share price over the five-year period.

The chart below compares the Company’s stock performance for the five-year period ended February 1, 2014, showing the last trading day of the Company’s 2013 fiscal year, with the indexed price performance of the S&P 500 and the indexed price performance during the same period of the “ANN Peer Group,” as defined and listed on page 28.1

1.

The indexed price for the ANN Peer Group on a given day is based on the average of our peers’ closing stock prices on that day. For purposes of this chart, Express, Inc. was excluded from the ANN Peer Group since it became a publicly-traded company in May of 2010.

Discussion of Fiscal Year 2013 Pay

In 2013, the Committee continued to design its compensation programs so a significant portion of the compensation paid to our executives is performance-based, “at-risk” and earned over an extended period to drive long-term profitable growth. The Committee establishes stretch goals for its compensation programs; and the rigorous nature of these goals was demonstrated in 2013.

The following are the key compensation decisions made by the Committee that shaped our compensation programs for fiscal year 2013:

•

“At-risk” compensation comprises almost three-quarters of total compensation. When the Committee established 2013 compensation for the Named Executive Officers in March of 2013, the Committee did so with the intention that a substantial portion of that compensation should be “at-risk.” The Committee defines “at-risk” compensation as variable pay that has both upside potential and downside risk depending on the Company’s performance. This “at-risk” compensation includes potential bonus payments under the Company’s cash incentive plans (our STIP and RCP as defined below) and the targeted economic value of equity awards (time-vesting restricted stock awards, performance-vesting restricted stock awards and stock options). More than half of this “at-risk” compensation is earned over multiple years. The following table illustrates the percentages of compensation “at-risk” for our Named Executive Officers for 2013, with the “at-risk” compensation valued at target performance:

•

More than half of the annual restricted stock awards were performance-based. In 2013, the majority of our restricted stock awarded annually to our Named Executive Officers was performance-based. This restricted stock would only be earned if the Company were to achieve the respective performance goals for fiscal years 2013, 2014 and/or 2015;

•

EPS as performance goal for performance-based restricted stock awards. The Committee maintained EPS as the sole performance goal applicable to the performance-vesting restricted stock awarded in 2013, in order to focus executives’ efforts on this key shareholder goal; and

•

Reduction of grants of stock options, in favor of performance-vesting restricted stock and long-term restricted cash. The Committee continues to believe stock options are aligned with the long-term interest of shareholders; and therefore, it continues to grant stock options to our Chief Executive Officer. The Committee, however, decided to eliminate options from the portfolio of our annual equity grants for the other Named Executive Officers in 2013 in favor of a combination of performance-vesting restricted stock and long-term restricted cash. The Committee anticipates that this shift will decrease the number of shares granted under our equity program and reduce the dilution of our shareholders’ value, while continuing to align our executives with the long-term interest of shareholders.

Results of 2013 Say on Pay Vote and Shareholder Outreach

At our 2013 Annual Meeting of Stockholders, the Company’s shareholders approved the Company’s executive compensation decisions and policies for fiscal year 2012 by a substantial majority of almost 91%.

In structuring 2014 compensation for the Named Executive Officers, the Compensation Committee reflected on the views expressed by the Company’s shareholders in its discussions with management during the 2013 proxy season, as well as the results of its Say on Pay vote in 2013. The Committee is committed to considering adjustments to its practices that are consistent with the Company’s compensation philosophy in order to respond appropriately to evolving pay practices and market conditions.

The Committee designed 2014 compensation for the Named Executive Officers to drive the achievement of the business goals the Company has established: profitable top-line sales growth throughout the Company’s brands and sales channels and increasing shareholder value. The Committee also took into account the successful performance of the executives in 2013 and the Committee’s philosophy that a substantial portion of executive compensation should be performance-based, long-term and “at-risk.”

In response to the 2013 Say on Pay vote, feedback from our shareholders and the Compensation Committee’s ongoing evaluation of our programs, the Committee’s key decisions for 2014 included:

•

Performance-based and “at-risk” compensation should continue to comprise a substantial portion of total compensation. A substantial majority of the total compensation awarded to our Named Executive Officers for fiscal year 2014 will continue to be performance-based and “at-risk,” as described on page 25 in this CD&A; and

•

Performance-vesting restricted stock awards tied to EPS performance. In order to ensure the Company continues to focus on driving profitable growth, the Committee established EPS as the goal in 2014 for performance-vesting restricted stock awards to be earned by the Company’s executives.

II.  Compensation Program Framework

Compensation Philosophy

The Compensation Committee believes the Company’s compensation programs should be structured to drive the achievement of consistent revenue growth with strong bottom-line performance. Based on that philosophy, in 2013 and 2014, the Committee designed its compensation programs so a substantial majority of the compensation payable to the Named Executive Officers continues to be performance-based, long-term and “at-risk,” with performance targets closely linked to earnings growth.

In structuring our compensation programs, we balance our need to attract and retain highly talented executives with our desire to reward executives primarily for achieving performance targets. To accomplish this, we designed a competitive compensation program with a fixed component of total compensation and a larger incentive-based component designed to motivate and reward executives for contributions to the advancement of our key business objectives.

We design our compensation programs so that if targeted objectives are achieved, total compensation to the executive falls between the 50th and 75th percentile of our comparator group, based on the latest, publicly-available compensation information for that group. “Total compensation” includes the sum of base salary, short-term cash incentive compensation, long-term cash incentive compensation and equity incentive compensation. Recognizing the importance of implementing pay for performance practices, we also structure our compensation programs so that if the Company’s performance exceeds target levels, total compensation to the executive may approach the 75th percentile. If the Company, however, fails to achieve its targeted objectives, total compensation may fall below the median. The Compensation Committee retains the discretion to set target compensation above the median when it believes that it is important to attract or retain key executive officers.

Processes for Determining Compensation for our Named Executive Officers

Compensation Committee—Working with our Compensation Consultant and Management

During fiscal year 2013, the Compensation Committee reviewed its compensation practices and programs to ensure they were designed to drive the attainment of the Company’s key business objectives. As part of this process, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“Cook”), a nationally recognized compensation consultant, to provide the Committee with information regarding industry compensation practices and developments and comparative data necessary to evaluate executive compensation.

Cook provides its views and makes recommendations to the Compensation Committee regarding executive compensation, including that of the Chief Executive Officer. Certain of our human resources executives meet regularly with Cook to ensure that it has the compensation information it needs to advise the Compensation Committee. Cook is permitted to provide compensation advice to the Company only with the Committee’s prior authorization and specification. During fiscal year 2013, Cook only provided compensation advice to the Compensation Committee.

Management regularly meets with the Compensation Committee to assist the Committee in making compensation decisions regarding our Named Executive Officers and also to discuss with the Compensation Committee its recommendations for other executives. We believe that since our management has extensive knowledge regarding our business, they are in a position to provide valuable input. Specifically, our Chief Operating/Chief Financial Officer provides input relevant to setting performance goals and certifies to the Compensation Committee the level of achievement of our performance targets under our Performance Compensation Plan and 2003 Equity Incentive Plan, as amended (the “2003 Plan”). In addition, our Chief Executive Officer makes recommendations to the Committee regarding the compensation of her direct reports.

Compensation Committee—Assessment of Risk

Each year, the Compensation Committee reviews the Company’s compensation programs and works closely with Cook, who has extensive knowledge of the Company’s compensation philosophy and programs. As part of its consideration, the Committee considers any potential risks that could arise from the Company’s compensation policies and practices and the extent to which any of those risks would be reasonably likely to have a material adverse effect on the Company. Together with Cook, the Committee considers all facets of the compensation programs, their underlying assumptions and the objectives those programs were designed to achieve. Some of the factors the Committee has considered to minimize potential risks are the balance between cash and stock awards, the various time frames associated with earning of awards (seasonal, annual and multi-year) and the different performance metrics associated with the incentive awards for each of the Company’s businesses and corporate associates. After that review, the Committee has determined that the Company’s compensation programs for 2013 and 2014 do not incentivize its associates, including senior executives, to take unnecessary and excessive risks that could jeopardize the future of the Company and would be adverse to the best interests of its shareholders.

Benchmarking—Our Comparator Group

In determining the appropriate level of compensation for our executive officers, including our Named Executive Officers, we compare the compensation of our executives to that of similarly-positioned executives in a comparator group of companies. We benchmark against this group to remain competitive in our compensation practices, thereby permitting us to attract and retain key executives. While the Compensation Committee finds benchmarking to be very useful in its compensation determinations, it considers it just one element among the various factors it takes into account when making compensation decisions.

In evaluating companies for inclusion in our peer group, we consider companies with similar business models in the retail industry sector with revenues comparable to the Company. We do not include all companies within the retailing index. We exclude companies with materially different business characteristics (for example, discount companies, home improvement companies and automotive retailers). We refine the peer list further by focusing on companies with which we compete for talent, and by looking at companies that list the Company as a peer company—a peer of peers approach.

The Compensation Committee periodically reviews the comparator group to determine whether it continues to consist of companies against which it is appropriate to benchmark our compensation practices based on a number of factors including size, structure and business comparability. As a result of that review, in May 2013, the Compensation Committee, with advice from Cook, modified the comparator group to add three companies (Brown Shoe Company, Inc., Carter’s Inc. and Guess?, Inc.) and remove one company (Ralph Lauren Corporation). Four companies (Charming Shoppes, Inc., Collective Brands, Inc., The Talbots, Inc. and Warnaco Group, Inc.) were removed from the comparator group due to recent merger and acquisition activity.

The 2013 peer group consisted of the following companies (the “ANN Peer Group”):

ANN Peer Group

Abercrombie & Fitch Co.	Carter’s, Inc.	Express, Inc.	PVH Corp.

Aeropostale Inc.	Chico’s FAS, Inc.	Guess?, Inc.	Urban Outfitters, Inc.

American Eagle Outfitters, Inc.	The Children’s Place Retail Stores, Inc	Jones Group, Inc

Ascena Retail Group, Inc.	Coach, Inc.	Kate Spade & Company

Brown Shoe Company, Inc.	DSW Inc.	New York & Company, Inc.

Tally Sheets

As part of the Compensation Committee’s annual evaluation of compensation of our Named Executive Officers, the Committee reviews tally sheets setting out each component of each executive’s compensation, the aggregate amount of his or her total compensation, and projected and historical compensation earned. Tally sheets permit the Committee to determine annually whether the elements of compensation and individual decisions made by the Committee during the year with respect to an executive, when considered in the aggregate, amount to a compensation package that is consistent with our compensation philosophy and our overall business objectives. Tally sheets assist the Committee in analyzing target pay, realized pay, retention value and termination value. Tally sheets are one but not the only factor the Committee takes into account when making executive compensation decisions.

III. The Elements of Compensation

Overview of Elements of Compensation

We use both equity and cash incentive-based compensation. We designed our short-term incentive compensation to reward executives for the Company’s achievement of short-term goals and our long-term incentive compensation to incent them to drive consistent long-term performance. Our short-term incentive compensation is paid in cash and our long-term incentive compensation is comprised of both cash and equity components.

The Compensation Committee made equity awards to our Named Executive Officers by giving consideration to each Named Executive Officer’s performance, to the values granted in prior years and to the price of ANN INC. stock. In addition, the Compensation Committee annually reviews the allocation between the short- and long-term and cash and equity elements of compensation and determines the allocation based on the Company’s business goals and competitive market practices.

The principal components of compensation for our Named Executive Officers in fiscal year 2013 included: (1) base salary, (2) payments under our Performance Compensation Plan and (3) long-term equity incentive compensation.

1. Base Salary

The annual base salary of our Named Executive Officers represents the fixed component of compensation. The Compensation Committee reviews the Named Executive Officers’ base salaries annually and when the Officers’ duties change in any material way. In determining the appropriate level of base salary, the Committee considers the Named Executive Officer’s performance, his or her position, level of responsibility at the Company and market data. The Committee also takes into account that increases in a Named Executive Officer’s base salary also raise the amount of potential cash earnings under our short- and long-term cash incentive awards, because compensation under these awards is calculated based on a percentage of the individual’s base salary.

In general, the Committee prefers to make compensation increases for the Named Executive Officers through incentives (as opposed to base salary), and the Named Executive Officers did not receive an annual salary increase in 2013. For Ms. Krill and Mr. Muto, this is the fifth consecutive year in which they did not receive an increase because the Committee remains focused on delivering compensation through incentives. For the three consecutive years prior to their promotions in 2012, Messrs. Nicholson and Lynch did not receive base salary increases and their base salaries did not increase in 2013. Ms. Ramundo’s base salary has remained unchanged since her appointment in January 2013.

2. Performance Compensation Plan

A. Short-Term Cash Incentive Plan

We provide our Named Executive Officers with performance-based, short-term cash incentive compensation (referred to as “STIP”) in the form of Spring and Fall season bonuses under the Company’s Management Performance Compensation Plan (“Performance Compensation Plan”). We believe that STIP aligns the compensation of the Company’s associates with our business, which is based on two separate seasons.

The Compensation Committee established two metrics to drive our business objectives under STIP: a pre-tax corporate operating profit target for overall corporate performance and divisional contribution margin targets for the performance of divisions of the Company. The contribution margin targets for the divisions were selected to further align pay levels to divisional results for those executives who primarily have divisional responsibility. The weighting of the performance measure(s) applicable to each Named Executive Officer under STIP for fiscal year 2013 was as follows:

	Corp. Op. Profit	Div. Op. Profit
Kay Krill	100%
Michael J. Nicholson	100%
Gary Muto	30%	70%
Brian Lynch	30%	70%
Katherine H. Ramundo	100%

For fiscal year 2013, the Compensation Committee set stretch targets under STIP to drive the increase in the Company’s revenues and profitable earnings growth. Accordingly, in 2013, the Committee set the Spring 2013 pre-tax corporate operating profit target under STIP at $94.0 million and the Fall 2013 pre-tax corporate operating profit target at $83.8 million.

The following chart describes the operating profit targets for the STIP in fiscal year 2013:

	Corp. Op. Profit Targets
	Spring	Fall
Maximum (200%)	$117.5	$104.8
Target (100%)	$94.0	$83.8
Threshold (30%)	$70.5	$62.9
Below Threshold (0%)	—	—

We have established an incentive compensation matrix that sets out varying levels of payment to be made to an executive based on the percentage of the corporate operating profit and divisional contribution margin targets achieved. For the corporate operating profit target and the divisional contribution margin targets for the Ann Taylor and LOFT Divisions of the Company, the matrix ranges from a minimum threshold goal, at which the executive is eligible to begin earning a payout based on his or her “individual target payout” (as defined below), to a maximum goal, at which the executive is entitled to receive 200% of his or her individual target payout. If during a certain season, the Company does not meet the threshold requirements, our executives do not earn any payout, and if the Company exceeds its performance target, our executives are capped at 200% of their “individual target payout” and are not entitled to any carryover benefits in a subsequent season for amounts exceeding that cap.

During fiscal year 2013, the seasonal “individual target payout” for Ms. Krill was 62.5% of her base salary. For Messrs. Nicholson, Lynch and Muto, it was 35% of their base salary, and for Ms. Ramundo, 30% of her base salary.

As noted above, we use divisional contribution margin as a performance metric under STIP for our divisional goals. In setting the incentive compensation matrix, we considered historic levels of performance for each division, but also took into account the continuing uncertain business environment in 2013. Furthermore, in establishing the intended degree of difficulty of the payout formula for each division, we took into account circumstances specific to each division, including business cycle issues, recruitment and retention needs, and historical pay levels. In each case, we set targets at a level that required successful implementation of corporate operating objectives in order for meaningful payouts to occur.

A retention feature is embedded in STIP whereby if in the Spring season the Company or the respective division exceeds its performance targets, the excess amounts earned are mandatorily banked by the Company for the respective executives and paid out after the end of the Fall season.

For Spring 2013, we achieved our corporate operating profit target. The Ann Taylor and LOFT Divisions achieved above their minimum threshold divisional contribution margin targets. For Fall 2013, the Company earned above the minimum corporate operating profit threshold, and the Ann Taylor and LOFT Divisions achieved above their minimum threshold divisional contribution margin targets. Amounts earned for fiscal year 2013 by our Named Executive Officers are set forth in the Summary Compensation Table on page 36.

B. Long-Term Cash Incentive Compensation—Long-Term Restricted Cash Program

The Company maintains a performance-based, long-term cash incentive program, the Long-Term Restricted Cash Program (“RCP”) under the Performance Compensation Plan. The RCP is structured to incentivize our executives to drive consistent, long-term growth as amounts earned under the RCP are banked and mandatorily deferred for three years during which time these amounts may fluctuate.

For fiscal year 2013, there were two performance metrics applicable to the RCP: corporate operating profit and corporate net income. Corporate operating profit targets for RCP were set at the same levels as those under STIP for the 2013 Spring and Fall seasons. During the three-year mandatory deferral period, these banked amounts are adjusted upwards or downwards by the average percentage increase or decrease of the Company’s corporate net income performance (this adjustment is referred to as the “Corporate Net Income Adjustment”). The Corporate Net Income Adjustment may be adjusted for certain unusual or infrequently occurring events to avoid distorting operating fundamentals and penalizing or benefitting management for the financial impact of such unusual or infrequent events.

The amounts earned by our Named Executive Officers under the RCP in fiscal year 2013, including any subsequent adjustment (up or down), will not be paid out to these executives until 2017.

Another key feature of the RCP is the retention aspect of the award, as the executive must be employed by the Company at the end of the mandatory deferral period in order to receive any payout under the RCP, unless the terms of his or her severance arrangement provide otherwise, as further described below.

The Company achieved its corporate operating profit target under the RCP for the Spring season of 2013 and achieved above the minimum threshold for the Fall season. During fiscal year 2013, the seasonal “individual target payout” for Ms. Krill under the RCP was 81.7% of her base salary, Messrs. Lynch and Muto, 72.5% of their base salary, Mr. Nicholson, 62.5% of his base salary and for Ms. Ramundo, 52.5% of her base salary.

3. Long-Term Equity Incentive Compensation

The components of long-term equity incentive compensation granted to our Named Executive Officers in fiscal year 2013 included: (a) performance-based restricted stock, (b) time-vesting restricted stock, and (c) time-vesting stock options.

The Compensation Committee made stock option, restricted stock and performance restricted stock awards to our Named Executive Officers by giving consideration to each Named Executive Officer’s performance, to the values granted in prior years and to the price of ANN INC. stock. In addition, the Compensation Committee annually reviews the allocation between the short- and long-term and cash and equity elements of compensation and determines the allocation of each based on the Company’s business goals and competitive market practices.

In March of 2013, the Named Executive Officers were awarded their annual equity grant of time-vesting restricted stock and performance-vesting restricted stock.

A. Performance-Based Restricted Stock

During fiscal year 2013, we made an annual grant of performance-based restricted stock to each of our Named Executive Officers, constituting more than half of the restricted stock awarded annually to our Named Executive Officers. This restricted stock would only be earned if the Company were to achieve the respective performance goals for fiscal years 2013, 2014 and/or 2015.

The performance goal applicable to these equity grants for fiscal year 2013 was EPS. The following chart illustrates the EPS targets applicable to the performance-based restricted stock in fiscal year 2013:

	EPS Targets
	Spring*	Fall
Maximum (150%)	$1.33	$1.22
Target (100%)	$1.16	$1.06
Threshold (50%)	$0.99	$0.90
Below Threshold (0%)	—	—

*	EPS results were adjusted for the impact of the Company’s 2013 share repurchases when determining actual achievement.

For the Spring season of fiscal year 2013, the Company exceeded its EPS goal, and for the Fall 2013 season, the Company achieved 78% of its EPS threshold. Accordingly, some performance-based restricted stock that was subject to Fall 2013 performance goals was earned and vested in March of 2014 for all of our participating Named Executive Officers, while the remainder was forfeited.

B. Time-Vesting Restricted Stock and Time-Vesting Stock Options

Time-vesting restricted stock is designed to provide our key executives with value directly tied to our share price and encourage their retention. During fiscal year 2013, we made an annual grant of time-vesting restricted stock to each of our Named Executive Officers.

Time-vesting stock options compensate our executives through the appreciation in the Company’s stock price and also encourage their retention. Ms. Krill was awarded an annual equity grant of stock options.

Certain executives have been awarded one-time grants of time-vesting restricted stock and time-vesting stock options, in addition to their annual equity grants. In connection with Mr. Nicholson’s promotion to Chief Operating Officer in December 2012, he received a one-time grant of time-vesting restricted shares which will fully vest three years from the effective date of his promotion, subject to his continued employment. Ms. Ramundo, who joined the Company in January 2013, was awarded a one-time appointment grant that included stock options and time-vesting restricted stock.

Minimum Other Compensation

We offer minimal perquisites to our Named Executive Officers. For fiscal year 2010 and onward, Ms. Krill waived the benefit under her employment agreement to be reimbursed for taxes in connection with her car service.

We have an employment agreement with Ms. Krill and individual Confidentiality, Non-Solicitation of Associates and Non-Competition Agreements with our other Named Executive Officers, which are more fully described on pages 33 and 48–49. We have a special severance plan, which we describe on pages 33 and 50, in which our Named Executive Officers, other than Ms. Krill, participate.

While the Company does not offer any supplemental pension plans to its Named Executive Officers, it maintains an additional savings plan that permits its Vice Presidents and above to voluntarily defer compensation earned by them in excess of the deferrals permitted under the Company’s broad-based, tax-qualified 401(k) plan and to receive matching contributions that they are prohibited from receiving under the 401(k) plan because of certain tax limitations. The Company matches contributions under both plans. This additional savings plan is further described under the “Nonqualified Deferred Compensation” section of this proxy statement.

IV. Change in Control and other Termination Events

Under the terms of the Company’s equity plans, special severance plan and non-solicitation and non-competition agreements, certain of our Named Executive Officers are entitled to compensation and benefits upon the occurrence of specific events, including a change in control or termination of the executive’s employment without Cause (as those terms are defined in the applicable document). The terms of these arrangements, as well as an estimate of the payments that would have been made to the executive if any of those events would have occurred at the end of the Company’s fiscal year 2013, are described in detail in the section entitled “Payments and Entitlements Upon Change in Control and Other Termination Events” beginning on page 46.

Severance

The Company has an employment agreement with Ms. Krill, which was entered into in connection with her becoming Chief Executive Officer in 2005. The employment agreement with Ms. Krill provides for payments to be made to her upon certain termination events, including a Change in Control of the Company (as defined under her employment agreement).

The Company has Confidentiality, Non-Solicitation of Associates and Non-Competition Agreements (“Non-Compete Agreements”) with each of Messrs. Lynch, Muto and Nicholson and Ms. Ramundo. Under the Non-Compete Agreements, the executives agree to comply with certain non-competition, non-solicitation and confidentiality obligations. These agreements are described in the “Payments and Entitlements Upon Change in Control and Other Termination Events” section of this proxy statement beginning on page 48.

The Named Executive Officers, other than Ms. Krill, are also eligible to receive benefits under the ANN INC. Special Severance Plan (the “Special Severance Plan”). Under this plan, a participant is eligible to receive benefits if within two years after a Change in Control of the Company (as defined in the Special Severance Plan) there is a Qualifying Termination of his or her employment. A “Qualifying Termination” is either a termination of the executive’s employment by the Company without Cause or a termination by the executive of his or her employment for Good Reason (as defined in that plan). While the Named Executive Officers are entitled to gross-up payments to compensate them for excise taxes applicable to Change in Control payments, the Company eliminated that entitlement for executives joining the Company after the end of fiscal year 2010. A description of Ms. Krill’s employment agreement and the Special Severance Plan is also provided in the “Payments and Entitlements Upon Change in Control and Other Termination Events” section of this proxy statement on pages 46–50.

A key difference between Ms. Krill’s arrangement under her employment agreement and that of the other current Named Executive Officers under the Special Severance Plan is the requirement under the Special Severance Plan that a Change in Control occur prior to the occurrence of a Qualifying Termination before severance is paid to the executive under the plan. Under Ms. Krill’s arrangement, one year after a Change in Control and without the occurrence of an additional event, Ms. Krill has the right to terminate her employment (with or without any reason) and receive severance. We believe that the provision permitting Ms. Krill to receive severance benefits upon her voluntary resignation following a Change in Control is important in order to ensure that her economic interests would not be inconsistent with those of our shareholders in the period preceding a Change in Control and to ensure that she has a strong incentive not to voluntarily resign during the one-year period after a Change in Control.

Equity

In the case of equity granted in fiscal year 2013 to our Named Executive Officers, other than Ms. Krill, treatment of those awards upon a change in control of the Company or other termination events is subject to the terms of the 2003 Plan. Under the 2003 Plan, if the Named Executive Officer’s employment is terminated by reason of death, Disability or Retirement (as such terms are defined under the 2003 Plan), vested stock options remain exercisable for a period of three years following the termination event (or sooner if the options expire before that date). All unvested stock options are forfeited. If the Named Executive Officer is terminated for Cause (as defined under the Plan) or the executive voluntarily leaves his or her employment, all vested and unvested stock options granted to the executive terminate on the day following termination. If the Named Executive Officer’s employment is terminated for any reason other than those provided above, only the stock options that are exercisable on the date of that termination may be exercised for a period of up to three months following the termination event (or sooner if the options expire before that date). For restricted stock, if the Named Executive Officer’s employment is terminated for any reason, all restricted stock granted to the executive that has not vested by the date of termination are forfeited by the executive. Upon a change in control of the Company, all stock options and restricted stock granted to the Named Executive Officer automatically vest.

Under Ms. Krill’s employment agreement, if Ms. Krill’s employment is terminated by the Company without Cause, by her for Good Reason, due to Disability (each as defined in her employment agreement) or if her employment agreement expires as a result of the Company not renewing her employment agreement at the end of the term, all time-vesting stock options and restricted stock granted to Ms. Krill on or after October 1, 2005 will fully vest, and Ms. Krill will be entitled to exercise those stock options for a period of up to three years following any of those events, provided that those options have not expired before the end of that period. However, while Ms. Krill’s previous employment agreement with the Company provided that performance-based equity awards would fully vest upon similar termination events (except in the case of Disability), the Compensation Committee decided that it would be in the Company’s and shareholders’ best interests to limit accelerated vesting of future awards under her current employment agreement. As a result, under her current agreement, only that portion of the performance-based restricted stock that is eligible to vest in March following the end of the fiscal year of termination will vest (and then only on a pro rata basis), other than in the case of a Change in Control. All equity awards granted to Ms. Krill under her employment agreement will vest upon a Change in Control and will become exercisable in accordance with the equity plans and award agreements under which those awards were granted.

Different meanings are assigned to the various terms giving rise to benefits and entitlements under Ms. Krill’s employment agreement, the 2003 Plan and the Special Severance Plan. One difference among the documents is the definition of “Change in Control”. For example, under Ms. Krill’s employment agreement, “Change in Control” is defined as set forth in the 2003 Plan, except that if Ms. Krill’s termination occurs prior to a Change in Control but during the pendency of a Potential Change in Control, the date of termination will be deemed as having occurred after a Change in Control. A Potential Change in Control (as defined in the “Payments and Entitlements Upon Change in Control and Other Termination Events” section of this proxy statement) may be triggered by an entity’s acquisition of 15% of the Company’s common stock. Under the Special Severance Plan, the trigger for a Change in Control would occur by the beneficial ownership of 30% of the Company’s common stock. Under the 2003 Plan, a merger in which the Company represents 80% or less of the common stock of the surviving entity would trigger a change in control, while under the Special Severance Plan, the Company would need to represent less than 50%. These differences, among others, occur as a result of historical circumstances and individual negotiations with our Chief Executive Officer.

V. Additional Information

Equity Grant Policy

We generally make our annual equity grants to our Named Executive Officers at the regularly scheduled Compensation Committee meeting held in March of each year after the final results of the prior year’s performance are determined. We also make grants during other times of the year when required for new hires, promotions and other business reasons.

The grant date of an equity award is determined as described below:

(i)	if the award was approved at the regularly scheduled Compensation Committee meeting held in March, the later of the (a) third trading day following the public release of the Company’s fiscal year end earnings and (b) the March Compensation Committee meeting;

(ii)	if the award was approved at another regularly scheduled or special meeting of the Compensation Committee, the date of that meeting;

(iii)	if the award was approved by having each Compensation Committee member sign a document containing the terms of the award, the date the last signature is received by the Company;

(iv)	if the award was made by the Chief Executive Officer under authority delegated to her by the Compensation Committee, the date that she approves a writing containing the key terms of the grant;

(v)	if it is a performance-vesting award where the performance goals are set at a date later than the regularly scheduled March Compensation Committee meeting, the date of the Compensation Committee meeting at which the performance goals for the first tranche of the award is set; and

(vi)	if the award was made in connection with a new hire, the grant date is the start date of employment of that person.

In addition, if a grant date in any of clauses (ii)-(vi) above falls outside of a “trading window” established under the Company’s trading policy, then the grant date will be the third trading day following the public release of the Company’s quarterly earnings.

The exercise price for stock options is the fair market value of the Company’s common stock on the grant date, which value is set as the closing price per share of the common stock on the New York Stock Exchange for the trading day immediately preceding the grant date. As a result, the options do not have any value to the executive unless the market price of the common stock rises after the grant date.

Clawback Policy

The Committee has adopted a clawback policy relating to the recovery of executive compensation in the event of a material restatement of the Company’s financial results. This policy applies to cash and performance-based equity grants awarded to our Named Executive Officers as well as other key executives. This policy is in addition to any requirements that might be imposed pursuant to Section 304 under the Sarbanes-Oxley Act of 2002, and it will be modified to the extent required by the Dodd-Frank Act of 2010 and the related rules of the SEC.

In addition, our 2003 Plan and STIP were amended in 2013 to provide that the Company has a right to recoup compensation in accordance with the Company’s clawback policy and applicable law.

Anti-Hedging and Anti-Pledging Policies

The Company has an anti-hedging policy that prohibits the Named Executive Officers (as well as other associates and the Company’s Board of Directors) from hedging against a decrease in the value of the Company’s stock. Under the policy, the Named Executive Officers are prohibited from purchasing any financial instruments designed to offset decreases in the market value of the Company’s stock. During 2013, all of the Named Executive Officers were in compliance with this policy.

In addition, the Company has adopted an anti-pledging policy that prohibits the Named Executive Officers and directors from holding the Company’s stock in a margin account or otherwise pledging the Company’s stock as collateral for a loan. None of the Named Executive Officers pledged any Company stock in 2013.

Tax and Accounting Considerations

In making its compensation decisions, the Compensation Committee considers the accounting and income tax impact on the Company of its decisions, including the potential non-deductibility of certain compensation. In doing so, the Committee strives to strike an appropriate balance between designing appropriate and competitive compensation packages for its executives while also maximizing the deductibility of compensation and ensuring that any accounting consequences to the Company are appropriately reflected in its financial statements. Section 162(m) of the Internal Revenue Code generally disallows deductions to publicly-traded companies for compensation in excess of $1.0 million in a taxable year paid to its chief executive officer and to the three other most highly compensated named executive officers (excluding the chief financial officer), with certain exceptions for qualified “performance-based compensation.” Annual base salaries and time-vesting restricted stock granted during fiscal year 2013 did not qualify as performance-based compensation under Section 162(m). For those types of compensation that could qualify as performance-based compensation, the Company attempted to meet the qualification requirements.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows the total compensation of the Company’s Chief Executive Officer and President, Chief Financial Officer, Chief Operating Officer and Treasurer and three other most highly compensated executive officers (each such executive officer, a “Named Executive Officer”) for 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (a)	Option Awards ($) (a)	Non-Equity Incentive Plan Compensation ($) (b)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (c)	All Other Compensation ($) (d)	Total ($)
Kay Krill	2013	$1,200,000	—	$2,696,498	$1,165,589	$3,336,200	$(13,502)	$441,339	8,826,124
Chief Executive Officer, President and Director	2012	1,200,000	—	3,263,677	1,236,000	6,706,170	11,965	285,091	12,702,903
	2011	1,200,000	—	3,381,168	1,328,000	4,734,285	56,244	98,780	10,798,477

Michael J. Nicholson	2013	700,000	—	566,987	—	1,274,700	—	119,548	2,661,235
Executive Vice President, Chief Operating Officer, CFO and Treasurer (e)	2012	616,667	—	1,468,526	278,100	1,860,384	—	72,887	4,296,564
	2011	600,000	—	522,976	199,200	1,151,481	—	35,100	2,508,757

Brian Lynch	2013	800,000	—	1,002,192	—	1,550,816	(3,690)	11,475	3,360,793
Brand President, Ann Taylor Division (f)	2012	800,769	—	1,578,516	741,600	3,225,534	3,685	11,542	6,361,646
	2011	700,000	—	1,178,582	424,960	2,035,025	14,255	11,025	4,363,847

Gary Muto	2013	900,000	—	864,005	—	1,861,650	—	53,435	3,679,090
President, ANN INC. Brands (g)	2012	900,000	—	1,092,830	432,600	3,755,948	—	27,310	6,208,688
	2011	900,000	—	1,178,582	424,960	1,442,520	—	55,050	4,001,112

Katherine H. Ramundo	2013	500,000	—	840,108	263,152	721,875	—	—	2,325,135
Executive Vice President, General Counsel and Secretary (h)	2012	24,679	300,000	—	—	—	—	—	324,679
	2011	—	—	—	—	—	—	—	—

(a)	The amounts in these columns reflect the grant date fair value of awards pursuant to the Company’s equity incentive plans in accordance with Accounting Standards Codification 718-10, Compensation—Stock Compensation (“ASC 718-10”). Assumptions used in the calculation of these amounts for fiscal years ended February 1, 2014, February 2, 2013 and January 28, 2012 are included in footnote 7 to the Company’s audited financial statements for the fiscal year ended February 1, 2014 in the Company’s Annual Report on Form 10-K. The grant date fair value of performance-based restricted stock awards and performance-based restricted unit awards for the Named Executive Officers is reflected in the table above at target. The grant date fair value associated with all performance-based stock awards granted in 2013 and valued at maximum performance is as follows: for Ms. Krill, $2,394,544, for Mr. Nicholson, $481,720, for Mr. Lynch, $991,632, for Mr. Muto, $784,349, and for Ms. Ramundo, $107,786. As explained in the Compensation Discussion & Analysis (“CD&A”) section of this proxy statement, a portion of these awards was forfeited by the Named Executive Officers because the Company did not fully-achieve its goals associated with those performance-based restricted shares. The target value of the forfeited performance-based equity awards, calculated in accordance with ASC 718-10, is as follows: for Ms. Krill, $188,502, for Mr. Nicholson, $37,950, for Mr. Lynch, $78,071, for Mr. Muto, $61,766, and for Ms. Ramundo, $8,473.

(b)	Reflects amounts earned by the Named Executive Officers under the STIP and the RCP. For fiscal year 2013, the amount for Ms. Krill includes $1,312,500 for STIP, $1,715,000 for the RCP bonus banked in 2013, and $308,700 for the Corporate Net Income Adjustment relating to the RCP bonus banked in 2010. For Mr. Nicholson, the amount reflects $428,750 for STIP, $765,625 for the RCP bonus banked in 2013, and $80,325 for the Corporate Net Income Adjustment relating to the RCP bonus banked in 2010. For Mr. Lynch, the amount reflects $370,440 for STIP and $1,015,000 for the RCP bonus banked in 2013, and $165,376 for the Corporate Net Income Adjustment relating to the RCP bonus banked in 2010. For Mr. Muto, the amount reflects $507,150 for STIP, $1,141,875 for the RCP bonus banked in 2013, and $212,625 for the Corporate Net Income Adjustment relating to the RCP bonus banked in 2010. For Ms. Ramundo, the amount reflects $262,500 for STIP and $459,375 for the RCP bonus banked in 2013. RCP amounts banked in 2013 do not include any adjustment up or down related to the Corporate Net Income Adjustment, since that adjustment amount will not be determined until 2017, the conclusion of the mandatory three-year deferral period for that bonus. See the CD&A for a description of STIP and RCP.

(c)	The amounts set forth in this column for 2013 represent only changes in pension value.

(d)

For Ms. Krill, this represents $13,466 for car service, $29,893 for estate planning, $15,080 in life insurance premiums paid by the Company on her behalf, and $11,475 and $370,322 in contributions made by the Company under its 401(k) savings and non-qualified deferred compensation plans,

(footnotes continued on next page)

(footnotes continued from previous page)

respectively, on her behalf. The value for Ms. Krill’s car service was calculated based on the portion of the cost to the Company of operating the Company car attributed to the incremental mileage associated with Ms. Krill’s commute. For all periods presented, Ms. Krill waived the benefit under her employment agreement to be reimbursed for taxes in connection with her car service. The remaining amounts for Ms. Krill represent compensation in the form of group personal liability insurance. For Mr. Nicholson, the amount represents $11,475 and $108,073 in contributions made by the Company on his behalf to the Company’s 401(k) savings and non-qualified deferred compensation plans, respectively. For Mr. Lynch the amount represents $11,475 in contributions made by the Company on his behalf to the Company’s 401(k) savings plan. For Mr. Muto, the amount represents $11,475 and $41,960 in contributions made by the Company on his behalf to the Company’s 401(k) savings and non-qualified deferred compensation plans, respectively.

(e)	Mr. Nicholson was appointed Chief Operating Officer in December 2012, in addition to his responsibilities as Executive Vice President, Chief Financial Officer and Treasurer.

(f)	Mr. Lynch’s employment with the Company terminated on March 15, 2014.

(g)	Mr. Muto was appointed President, ANN INC. Brands effective March 16, 2014. Prior, he served as Brand President, LOFT Division.

(h)	Ms. Ramundo’s employment with the Company began on January 14, 2013.

GRANTS OF PLAN-BASED AWARDS

The following table shows information in accordance with ASC 718-10, Compensation—Stock Compensation (“ASC 718-10”) on cash incentives, stock options and restricted stock for fiscal year 2013 for each of the Company’s Named Executive Officers. See the CD&A for a description of the formula and criteria for determining amounts payable to our Named Executive Officers under the Performance Compensation Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (c)	All other Option Awards: Numbers of Securities Underlying Options (#) (c)	Exer- cise or Base Price of Option Awards ($/Sh) (d)	Stock Price at Close of Market on Date of Grant ($/Sh) (d)	Grant Date Fair Value of Stock and Option Awards ($) (e)
	Plan Name	Grant Date	Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#) (b)	Target (#) (b)	Maxi- mum (#) (b)
Kay Krill	2003 Equity	3/12/13	—	—	—	—	—	—	35,800	—	—	—	1,100,134
	Incentive Plan	3/12/13	—	—	—	—	—	—	—	81,400	30.73	30.77	1,165,589
		3/12/13	—	—	—	12,034	24,067	36,101	—	—	—	—	739,579
		9/16/13	—	—	—	12,034	24,067	36,101	—	—	—	—	856,785
	Performance Compensation Plan
	• STIP		450,000	1,500,000	3,000,000	—	—	—	—	—	—	—	—
	• RCP (a)		588,000	1,960,000	3,920,000	—	—	—	—	—	—	—	—

Michael J. Nicholson	2003 Equity	3/12/13	—	—	—	—	—	—	8,000	—	—	—	245,840
	Incentive Plan	3/12/13	—	—	—	2,421	4,842	7,263	—	—	—	—	148,784
		9/16/13	—	—	—	2,421	4,842	7,263	—	—	—	—	172,363
	Performance Compensation Plan
	• STIP		147,000	490,000	980,000	—	—	—	—	—	—	—	—
	• RCP (a)		262,500	875,000	1,750,000	—	—	—	—	—	—	—	—

Brian Lynch	2003 Equity	3/12/13	—	—	—	—	—	—	11,100	—	—	—	341,103
	Incentive Plan	3/12/13	—	—	—	4,983	9,967	14,950	—	—	—	—	306,276
		9/16/13	—	—	—	4,983	9,967	14,950	—	—	—	—	354,813
	Performance Compensation Plan
	• STIP		168,000	560,000	1,120,000	—	—	—	—	—	—	—	—
	• RCP (a)		348,000	1,160,000	2,320,000	—	—	—	—	—	—	—	—

Gary Muto	2003 Equity	3/12/13	—	—	—	—	—	—	11,100	—	—	—	341,103
	Incentive Plan	3/12/13	—	—	—	3,942	7,883	11,825	—	—	—	—	242,255
		9/16/13	—	—	—	3,942	7,883	11,825	—	—	—	—	280,647
	Performance Compensation Plan
	• STIP		189,000	630,000	1,260,000	—	—	—	—	—	—	—	—
	• RCP (a)		391,500	1,305,000	2,610,000	—	—	—	—	—	—	—	—

Katherine H. Ramundo	2003 Equity	3/12/13	—	—	—	—	—	—	5,000	—	—	—	153,650
	Incentive Plan	3/12/13	—	—	—	—	—	—	20,000	—	—	—	614,600
		3/12/13	—	—	—	—	—	—	—	20,000	30.73	30.77	263,152
		3/12/13	—	—	—	542	1,083	1,625	—	—	—	—	33,291
		9/16/13	—	—	—	542	1,083	1,625	—	—	—	—	38,567
	Performance Compensation Plan
	• STIP		90,000	300,000	600,000	—	—	—	—	—	—	—	—
	• RCP (a)		157,500	525,000	1,050,000	—	—	—	—	—	—	—	—

(footnotes on following page)

(footnotes to table on previous page)

(a)	These amounts reflect the amounts banked in 2013 and do not include any adjustment up or down related to the Corporate Net Income Adjustment, which will be determined in 2017, at the conclusion of the mandatory three-year deferral period. See the CD&A for a description of the Corporate Net Income Adjustment under the Long-Term Restricted Cash Program.

(b)	Represents performance-based restricted stock awards whose performance goals were established seasonally. For the awards whose performance goals were established for the Spring season, the performance-based restricted stock vested on March 12, 2014 because the Company met the performance targets associated with those awards. The awards for which goals were established for the Fall season were partially earned while the remainder were forfeited by each of the Named Executive Officers because the Company achieved 78% of its EPS threshold associated with those restricted shares.

(c)	These awards vest in equal installments on each of the first three anniversaries of the grant date.

(d)	Under the Company’s equity incentive plans, the exercise price for stock options is the fair market value on the grant date, determined as the closing price per share of the Company’s common stock on the New York Stock Exchange for the trading day immediately preceding the grant date.

(e)	Amounts set forth in the stock and option award columns represent the aggregate grant date fair value computed in accordance with ASC 718-10 based on the assumptions set forth in the Company’s financial statements and footnotes for fiscal year 2013.

For an explanation of the performance goals applicable to the awards under the 2003 Equity Incentive Plan and the Performance Compensation Plan, see pages 29–32 in the CD&A. For a description of employment agreements between the Company and its Named Executive Officers, see pages 32–34 of the CD&A and the “Payments and Entitlements Upon Change in Control and Other Termination Events” section of this proxy statement beginning on page 46.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows the number of shares of the Company’s common stock covered by exercisable and unexercisable options and unvested time-vesting and performance-vesting restricted stock and restricted units held by the Company’s Named Executive Officers on February 1, 2014.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($) (i)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($) (i)
Kay Krill	200,000	—		—	$28.49	November 17, 2015	—		$—	—		$—
	100,000	—		—	35.49	March 8, 2016	—		—	—		—
	180,000	—		—	35.28	March 15, 2017	—		—	—		—
	41,251	—		—	14.08	September 1, 2019	—		—	—		—
	43,334	—		—	19.58	March 16, 2020	—		—	—		—
	66,666	33,334	(a)	—	27.74	March 15, 2021	—		—	—		—
	33,333	66,667	(b)	—	27.85	March 13, 2022	—		—	—		—
	—	81,400	(c)	—	30.73	March 12, 2023	—		—	—		—
	—	—		—	—	—	16,667	(a)	539,011	—		—
	—	—		—	—	—	33,334	(b)	1,078,022	—		—
	—	—		—	—	—	35,800	(c)	1,157,772	—		—
	—	—		—	—	—	15,584	(a)	503,987	—		—
	—	—		—	—	—	17,141	(d)	554,351	18,333	(e)	592,900
	—	—		—	—	—	12,279	(f)	397,114	26,267	(g)	849,464

Michael J. Nicholson	27,000	—		—	$32.36	September 17, 2017	—		$—	—		$—
	30,000	—		—	23.92	March 12, 2018	—		—	—		—
	15,000	—		—	23.22	July 10, 2018	—		—	—		—
	50,000	—		—	2.82	March 10, 2019	—		—	—		—
	25,000	—		—	7.32	June 1, 2019	—		—	—		—
	25,000	—		—	14.08	September 1, 2019	—		—	—		—
	20,000	—		—	19.58	March 16, 2020	—		—	—		—
	9,999	5,001	(a)	—	27.74	March 15, 2021	—		—	—		—
	7,499	15,001	(b)	—	27.85	March 13, 2022
	—	—		—	—	—	2,501	(a)	80,882	—		—
	—	—		—	—	—	7,501	(b)	242,582	—		—
	—	—		—	—	—	25,000	(h)	808,500	—		—
	—	—		—	—	—	8,000	(c)	258,720	—		—
	—	—		—	—	—	2,339	(a)	75,643	—		—
	—	—		—	—	—	3,506	(d)	113,384	3,750	(e)	121,275
	—	—		—	—	—	3,210	(f)	103,822	6,867	(g)	222,068

(footnotes on following pages)

(table continued from previous page)

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($) (i)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested ($) (i)
Brian Lynch	15,000	—		—	$35.49	March 8, 2016	—		$—	—		$—
	27,000	—		—	35.86	March 14, 2017	—		—	—		—
	21,333	10,667	(a)	—	27.74	March 15, 2021	—		—	—		—
	19,999	40,001	(b)	—	27.85	March 13, 2022	—		—	—		—
	—	—		—	—	—	5,334	(a)	172,502	—		—
	—	—		—	—	—	20,001	(b)	646,832	—		—
	—	—		—	—	—	11,100	(c)	358,974	—		—
	—	—		—	—	—	4,987	(a)	161,280	—		—
	—	—		—	—	—	9,350	(d)	302,379	10,000	(e)	323,400
	—	—		—	—	—	4,301	(f)	139,094	9,200	(g)	297,528

Gary Muto	43,000	—		—	$19.58	March 16, 2020	—		$—	—		$—
	21,333	10,667	(a)	—	27.74	March 15, 2021	—		—	—		—
	11,666	23,334	(b)	—	27.85	March 13, 2022	—		—	—		—
	—	—		—	—	—	5,334	(a)	172,502	—		—
	—	—		—	—	—	11,667	(b)	377,311	—		—
	—	—		—	—	—	11,100	(c)	358,974	—		—
	—	—		—	—	—	4,987	(a)	161,280	—		—
	—	—		—	—	—	5,454	(d)	176,393	5,833	(e)	188,650
	—	—		—	—	—	4,301	(f)	139,094	9,200	(g)	297,528

Katherine H. Ramundo	—	20,000	(c)	—	$30.73	March 12, 2023	—		$—	—		$—
	—	—		—	—	—	5,000	(c)	161,700	—		—
	—	—		—	—	—	20,000	(c)	646,800	—		—
	—	—		—	—	—	2,026	(f)	65,510	4,333	(g)	140,140

(a)	This award vests on March 15, 2014.

(b)	This award vests in two equal installments on each of March 13, 2014 and 2015.

(c)	This award vests in three installments on each of March 12, 2014, 2015 and 2016.

(d)	This award vests on March 13, 2014.

(e)	This award vests on March 13, 2015 if the Company meets the performance target associated with these shares.

(f)	This award vests on March 12, 2014.

(g)	This award vests in two equal installments on each of March 12, 2015 and March 12, 2016 if the Company meets the performance target associated with these shares.

(h)	This award vests on December 3, 2015.

(i)	The amounts in this column represent the number of unvested shares outstanding for the Named Executive Officer at the Company’s 2013 fiscal year end multiplied by the Company’s 2013 fiscal year end stock price of $32.34.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2013

The table below shows the number of shares of the Company’s common stock acquired by each Named Executive Officer during fiscal year 2013 upon the exercise of stock options, if applicable, and vesting of restricted stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kay Krill	4,282	26,334	113,084	3,503,187
Michael J. Nicholson	—	—	19,406	600,734
Brian Lynch	69,346	945,869	45,560	1,409,634
Gary Muto	66,250	1,381,421	37,124	1,150,058
Katherine H. Ramundo	—	—	—	—

PENSION BENEFITS

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers and the number of years of service credited to each Named Executive Officer under the AnnTaylor Inc. Pension Plan (“Pension Plan”), determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements.

Name	PLAN NAME	Number of Years of Credited Service at end of Fiscal Year 2013	Present Value of Accumulated Benefits at end of Fiscal Year 2013 ($)	Payments during Fiscal Year 2013 ($)
Kay Krill	AnnTaylor Inc. Pension Plan	12.25	321,153	—
Michael J. Nicholson	AnnTaylor Inc. Pension Plan	—	—	—
Brian Lynch	AnnTaylor Inc. Pension Plan	2.34	74,224	—
Gary Muto	AnnTaylor Inc. Pension Plan	—	—	—
Katherine H. Ramundo	AnnTaylor Inc. Pension Plan	—	—	—

The Pension Plan is a tax-qualified retirement plan that was generally available to all eligible employees upon completion of a 12-month period during which the employee completed 1,000 hours of service. Effective October 1, 2007, the Pension Plan was amended to eliminate future benefit accruals for all employees and to freeze participation. Prior to October 1, 2007, the following provisions applied:

Benefits under the Pension Plan are determined as follows:

(a)	For participants with ten years or less of service with the Company:

(i)	1.25% of Compensation (as defined below) for the calendar year up to the Social Security Wage Base (which for 2007 was $97,500), plus

(ii)	1.60% of Compensation for the calendar year in excess of the Social Security Wage Base.

(b)	For participants with more than ten years of service, the sum of (i) and (ii) below:

(i)	For the first ten years of service with the Company:

1)	1.25% of Compensation for the calendar year up to the Social Security Wage Base, plus

2)	1.60% of Compensation for the calendar year in excess of the Social Security Wage Base, plus

(ii)	For years of service in excess of ten years:

1)	1.60% of Compensation for the calendar year up to the Social Security Wage Base, plus

2)	1.95% of Compensation for the calendar year in excess of the Social Security Wage Base.

Participants do not accrue benefits under the Pension Plan for any years of service in excess of 35 years of service with the Company or for service after September 30, 2007.

Credited service under the Pension Plan is different from the participant’s actual years of service with the Company. Credited service for benefit accruals under the Pension Plan began the first of the month following the completion of one year of service with the Company. Credited service was frozen as of September 30, 2007.

“Compensation” is defined as W-2 earnings reported for a calendar year, excluding any severance pay, equity grants, moving allowance, car allowance, certain imputed income, or other similar payments, but including pre-tax contributions to a cafeteria plan, a transportation fringe benefit plan or a 401(k) plan. The maximum amount taken into account was $225,000, the Internal Revenue Code limit for 2007.

Benefits under the Pension Plan are payable as a lifetime annuity or under a variety of other payment forms, including a lump sum distribution. Benefits are payable, at the election of the vested participant:

•	at the normal retirement age of 65;

•	upon early retirement after age 55; or

•	upon termination of employment.

For a participant under the Pension Plan to receive any benefits, he or she must have been employed for at least five years by the Company. Full benefits are payable at the normal retirement age of 65. If the participant retires between the ages of 55 and 65, the amount of benefits is reduced to reflect the additional years of pension payments. If the participant retires at age 55, he or she will be entitled to 60% of the accrued benefits. If the participant elects to commence payments upon termination of his or her employment with the Company prior to age 55, the benefit will be payable in a lump sum (or as an annuity, at the election of the participant) and will be reduced to the actuarial equivalent of the benefit payable at age 65.

The present value of accumulated benefits at February 1, 2014 provided in the table above is determined based on the accrued plan benefit at that date and assumes the following:

•	the Named Executive Officer will retire from the Company at age 65, the plan’s normal retirement age;

•	the Named Executive Officer will receive his or her payments in the form of a lump sum; and

•

the present value of the lump-sum payment is calculated using a discount rate of 4.65% for pre-retirement years (with retirement assumed at age 65) while the discount rate for post-retirement years is 5.75%. This is consistent with the assumptions used for financial reporting purposes.

For calculation of the changes in pension value set forth in the Summary Compensation Table above, the present value of accumulated benefits at February 2, 2013 (the end of the Company’s 2012 fiscal year) is determined using the same assumptions and methodologies described above, except that the discount rate of 4.35% is applied to pre-retirement years and the assumed lump-sum interest rate is 5.00% as prescribed by IRC Section 417(e)(3).

NONQUALIFIED DEFERRED COMPENSATION

Under the Company’s Non-Qualified Deferred Compensation Plan (“Deferred Compensation Plan”), in 2013, certain executives, including the Named Executive Officers, were able to defer up to 50% of their salary as well as up to 95% of awards earned under the Performance Compensation Plan during the calendar year.

Under the Deferred Compensation Plan, beginning on the first of the month immediately following the first anniversary of the executive’s date of hire, the Company matches all or a portion of the amount of the base and bonus compensation deferred by the executive during the Plan year minus the Internal Revenue Code Section 401(a)(17) qualified plan compensation limit as indexed on an annual basis (“Eligible Compensation”). If an executive elects to defer up to 3% of his or her Eligible Compensation, the Company matches 100% of the deferral. If an executive elects to defer more than 3% of his or her Eligible Compensation, the Company matches additional amounts deferred over 3% and up to 6% of Eligible Compensation at a rate of 50% (collectively, the “Company Match”). The amounts deferred by the executive and credited under the executive’s deferred compensation account are at all times fully vested. The Company Match vests upon the second anniversary of the executive’s date of hire, or earlier upon a Change in Control. A Change in Control will be deemed to have occurred if it would constitute a Change in Control as defined under Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”) and under the Company’s Special Severance Plan, which is described under the “Payments and Entitlements Upon Change in Control and Other Termination Events” section of this proxy statement.

Amounts held under the Deferred Compensation Plan may be invested by the executive through participation in certain mutual funds or other permitted investments made available under the Deferred Compensation Plan.

The Deferred Compensation Plan provides for payments in compliance with Section 409A. Accordingly, either on a predetermined date selected by participants in accordance with the terms of the Deferred Compensation Plan, or six months after the date of an executive’s separation from service, an executive is entitled to receive, in a single lump-sum cash payment, the vested amounts credited in his or her deferred compensation account. If the payment event is separation from service and such separation from service takes place after the executive’s normal or early retirement date, the executive may receive payments in installments in the form he or she elected prior to participation in the Plan.

If prior to distribution of all amounts under the Deferred Compensation Plan, the executive’s employment is terminated due to death or disability, the Company will pay to the executive or his or her estate, on the date of separation from service and in a single lump sum, the vested amount credited under his or her deferred compensation account. If the executive incurs a severe financial hardship caused by an accident, illness or similar extraordinary and unforeseeable emergency beyond the control of the executive, the executive may elect immediate payment of all or a portion of the vested amount credited to the executive’s deferred compensation account, subject to Company authorization and compliance with Section 409A.

In addition, in the event of the occurrence of a Change in Control of the Company, the executive is entitled to receive in a single lump sum payment, the amounts then credited to his or her deferred compensation account as soon as practicable thereafter.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2013

The table below provides, for each Named Executive Officer, information relating to his or her deferred compensation activity and balances, if any.

Name	Executive contributions in Fiscal Year 2013 ($)	Company contributions in Fiscal Year 2013 ($) (a)	Aggregate earnings in Fiscal Year 2013 ($)	Aggregate withdrawals/ distributions in Fiscal Year 2013 ($)	Aggregate balance at end of Fiscal Year 2013 ($) (b)
Kay Krill	$493,762	$370,322	$385,850	$—	$2,438,234
Michael J. Nicholson	595,317	108,073	(514,940)	—	3,359,091
Brian Lynch	—	—	18,498	—	118,808
Gary Muto	55,880	41,960	42,993	—	309,015
Katherine H. Ramundo	—	—	—	—	—

(a)	Any contributions reported in this column are reflected as compensation for the respective Named Executive Officer in the “All Other Compensation” column of the Summary Compensation Table of this proxy statement.

(b)	$396,975 of the aggregate balance for Ms. Krill, $133,004 of the aggregate balance for Mr. Nicholson, $30,296 of the aggregate balance for Mr. Lynch, $59,710 of the aggregate balance for Mr. Muto was reported as compensation in the Summary Compensation Table in previous years.

PAYMENTS AND ENTITLEMENTS UPON CHANGE IN CONTROL AND

OTHER TERMINATION EVENTS

The following is a description of the specific circumstances relating to termination of employment and Change in Control of the Company that will trigger payments to each Named Executive Officer and a calculation of the estimated payments to those officers as a result of the occurrence of those events had they occurred on February 1, 2014, the end of the Company’s 2013 fiscal year. “Change in Control” is generally defined as (i) the acquisition of a substantial percentage of the Company’s common stock (at least 20% under Ms. Krill’s employment agreement and under the Company’s 2003 Equity Incentive Plan, and at least 30% under the Company’s Deferred Compensation Plan and the Special Severance Plan), (ii) a change in the majority of the Board of Directors or (iii) certain reorganizations, mergers or consolidations involving the Company.

Kay Krill

The Company has an employment agreement with Ms. Krill, which was entered into in connection with her becoming Chief Executive Officer on October 1, 2005. While the initial term of the agreement ended on October 1, 2008, the term of the agreement automatically renews for additional one-year periods unless either party gives a timely non-renewal notice. Ms. Krill’s employment agreement provides for payments to be made to Ms. Krill upon certain termination events, including a Change in Control of the Company.

Cash Compensation

Under Ms. Krill’s employment agreement, if any of the following termination events (the “Termination Events”) occurs:

•

the Company terminates Ms. Krill’s employment without “Cause” (generally defined as conviction for the commission of a felony; dishonesty; refusal to follow directions of the Board; gross nonfeasance; breach of confidentiality or restrictive covenant provisions; or certain other instances of willful misconduct);

•	Ms. Krill terminates her employment for “Good Reason” (as defined below);

•	Ms. Krill terminates her employment due to “Disability” (which entails her inability to perform her duties as a result of physical or mental incapacity for a period of six consecutive months); or

•	the agreement expires as a result of the Company not renewing her employment agreement,

Ms. Krill is entitled to receive, in addition to medical and welfare benefits, cash severance (payable monthly) for a specified severance period (as described below) based on:

•	her annual base salary, plus

•	the average of her total bonuses (including her bonuses under the Performance Compensation Plan, including the RCP) earned over the prior three fiscal years,

except that in the case of Disability, only her salary and the average of her annual bonuses under the Performance Compensation Plan will be used and any disability payments she would have received under the Company’s disability plans would be deducted.

In the case of a termination due to Disability, the severance period is 18 months. In the other circumstances, the severance period is the longer of 18 months or the remainder of the term of her employment agreement, and she would also be entitled to outplacement services. In the event of Ms. Krill’s Disability, after the 18-month severance period and until Ms. Krill reaches the age of 65, Ms. Krill would be entitled to receive payments under the Company’s applicable short-term and long-term disability plans, which long-term disability payments may not be less than 60% of her annual base salary in effect on the date of termination.

During the term of Ms. Krill’s employment agreement and for a period of 18 months following Ms. Krill’s termination of employment with the Company (other than in the case of termination in connection with her death, termination by the Company for Cause or termination by Ms. Krill for other than Good Reason), the Company is required to maintain a supplemental life insurance policy on behalf of Ms. Krill. This policy provides for a death benefit to her beneficiary of no less than $7 million, the proceeds of which would be paid upon her death.

If following a Change in Control, Ms. Krill’s employment is terminated without Cause or she terminates her employment for Good Reason, then instead of the cash severance described above, Ms. Krill is entitled to receive a lump sum cash severance payment equal to three times the sum of:

•	her annual base salary, plus

•

the average of her total bonuses earned over the prior three fiscal years. If the Change in Control, however, does not constitute a change in control within the meaning of Section 409A of the Internal Revenue Code or if such termination occurs prior to the occurrence of a Change in Control but during the pendency of a Potential Change in Control, upon termination, Ms. Krill would be entitled to receive on a monthly basis for a period of 18 months, an amount equal to one-sixth of her annual base salary then in effect plus one-sixth of the average of her total bonuses earned over the prior three fiscal years. A Potential Change in Control will generally be deemed to have occurred if the Company or any person takes action which, if consummated, would constitute a Change in Control, any person acquires 15% or more of the Company’s common stock, or the Board adopts a resolution declaring that a Potential Change in Control has occurred.

In addition, Ms. Krill has “Good Reason” to terminate her employment with the Company:

•

upon a failure by the Company to comply with any material provision of her employment agreement which has not been cured within ten business days after Ms. Krill gives the Company notice of noncompliance,

•	upon action by the Company resulting in a diminution of Ms. Krill’s title or authority,

•	upon the Company’s relocation of Ms. Krill’s principal place of employment outside of the New York City metropolitan area,

•	one year after a Change in Control, or

•	upon the failure of the Company to obtain from a successor the assumption and agreement to perform the Company’s obligations under the employment agreement.

Equity Compensation

Upon a Termination Event, all time-vesting stock options and time-vesting restricted stock granted to Ms. Krill on or after October 1, 2005 will fully vest, and Ms. Krill is entitled to exercise these stock options for a period of up to three years following the Termination Event, provided that these options have not expired before the end of that period. While Ms. Krill’s previous employment agreement with the Company had provided that performance-based equity awards would fully vest upon similar termination events (except in the case of Disability), the Compensation Committee imposed a limitation on the acceleration of vesting of performance-based restricted stock awards made on or after October 1, 2005. As a result, upon a Termination Event not involving a Change in Control, only that portion of these awards which is eligible to vest in March following the end of the fiscal year of termination will vest (and then only on a pro rata basis).

In the case of a Change in Control, regardless of whether her employment is terminated, all equity awards granted to Ms. Krill will vest and will become exercisable in accordance with the equity plans and award agreements under which those awards were granted. Ms. Krill will also be entitled to a gross-up to compensate her for excise taxes applicable to Change in Control payments.

Restrictive Covenants

Ms. Krill is subject to non-solicitation and non-competition covenants during her employment, during the period in which she receives severance payments and, in the case where the Company terminates her employment for Cause or Ms. Krill terminates her employment without Good Reason, for the following 12 months.

See the “Non-Qualified Deferred Compensation” section of this proxy statement for deferred compensation benefits payable to Ms. Krill and the other Named Executive Officers upon termination or Change in Control, if applicable.

The following table summarizes the amounts that would be payable to Ms. Krill upon the occurrence of the following termination events and/or Change in Control if such events and/or Change in Control were to have occurred on February 1, 2014 (the end of the Company’s 2013 fiscal year):

2013 Potential Payments to Kay Krill upon the Occurrence of Certain Events

Component of Compensation	Executive’s Voluntary Termination	Termination by the Company For Cause	Termination by the Executive For Good Reason	Termination by the Company Without Cause	Termination due to the Executive’s Disability		Termination upon the Executive’s Death		Change in Control of Company without the Executive’s Termination	Change in Control of Company with the Executive’s Termination
Cash Severance (base salary + bonus) (a)	$—	$—	$9,188,328	$9,188,328	$3,680,850		$—		$—	$18,376,655
Restricted Stock and Units—Accelerated (b)	—	—	4,277,407	4,277,407	4,277,407		4,277,407		5,665,871	5,665,871
Stock Options—Accelerated (b)	—	—	583,715	583,715	583,715		583,715		583,715	583,715
Health & Welfare	—	—	33,738	33,738	33,738		—		—	33,738
Other	—	—	—	—	7,560,000	(c)	9,500,000	(d)	—	30,000	(e)
Excise Tax Gross-Up	—	—	—	—	—		—		—	—
Total	—	—	14,083,188	14,083,188	16,135,710		14,361,122		6,249,586	24,684,811

(a)	Amounts do not include the Corporate Net Income Adjustments relating to the RCP bonuses banked in 2011 to 2013, as those adjustments, upwards or downwards, as the case may be, will not be determined until the conclusion of the respective mandatory three-year deferral periods. See the CD&A for a description of the Corporate Net Income Adjustment.

(b)	For the table above, as well as for all the tables that follow in this section, the restricted stock or unit value represents the number of shares or units outstanding for the executive multiplied by the Company’s 2013 fiscal year end stock price of $32.34. For stock options, the value represents the number of the option shares outstanding for the executive multiplied by the difference between the Company’s 2013 fiscal year end stock price and the stock option’s exercise price.

(c)	Represents payments under the Company’s short-term and long-term disability plans that Ms. Krill would be entitled to receive after the initial 18-month severance period. Approximately $5.7 million of this amount is paid by the Company, and the remaining amount is paid by the Company’s insurance provider.

(d)	Represents the death benefit payable to Ms. Krill’s beneficiary under basic and supplemental life insurance policies.

(e)	Represents the approximate value of outplacement services for one year.

Other Named Executive Officers

Confidentiality, Non-Solicitation of Associates and Non-Competition Agreements

The Company has Confidentiality, Non-Solicitation of Associates and Non-Competition Agreements (“Non-Compete Agreements”) with each of our Named Executive Officers other than Ms. Krill, who is subject to the terms of her employment agreement as described above. In exchange for the benefits described below, the executives agree to comply with certain non-competition, non-solicitation and confidentiality obligations. The following benefits are provided under the Non-Compete Agreements:

•	Messrs. Lynch and Muto. Under the Non-Compete Agreements for Messrs. Lynch and Muto, if the executive is terminated without Cause or he was to terminate his employment for Good Reason, he is entitled to receive severance in the amount of 18 months’ base salary payable over 12 months and continued health and welfare benefits for 12 months (“Base Severance Compensation”), as well as the bonuses payable under STIP based upon actual performance for the season in which he was terminated. The executive is also entitled to receive any banked amounts under the RCP (“Banked RCP Payments”), in addition to any amounts earned in the season in which he is terminated, those amounts to be adjusted over the mandatory three-year deferral period based on the Corporate Net Income Adjustment (as explained earlier in this CD&A). Amounts earned under the RCP, as adjusted, are payable in accordance with the payment schedule of the RCP for all other associates.

If Messrs. Lynch or Muto were to resign other than for Good Reason, they would only be entitled to receive Base Severance Compensation.

•

Mr. Nicholson. Under the Non-Compete Agreement for Mr. Nicholson, if he is terminated without Cause, he is entitled to receive Base Severance Compensation, as well as a bonus payable under STIP based on targeted performance for the season in which he was terminated. He is also entitled to receive Banked RCP Payments, in addition to any amounts earned in the season in which he is terminated, those amounts to be adjusted over the mandatory three-year deferral period based on the Corporate Net Income Adjustment. Amounts earned under the RCP, as adjusted, are payable in accordance with the payment schedule of the RCP for all other associates.

If Mr. Nicholson were to resign, the Company could elect whether to enforce the non-competition provision for the full period and accordingly pay Base Severance Compensation to him for the time period, if any, it chooses to enforce that provision.

•

Ms. Ramundo. Under the Non-Compete Agreement for Ms. Ramundo, if she is terminated without Cause, she is entitled to receive Base Severance Compensation. She is also entitled to receive a pro-rated bonus payable under STIP based upon actual performance for the season in which she is terminated, as well as pro-rated Banked RCP Payments. For Ms. Ramundo, the Banked RCP Payments are pro-rated based upon years of service and the payments are not adjusted based on Corporate Net Income. Amounts earned under the RCP, as adjusted, are payable in accordance with the terms of the agreement.

If Ms. Ramundo were to resign, the Company could elect whether to enforce the non-competition provision for the full period and accordingly pay Base Severance Compensation to her for the time period, if any, it chooses to enforce that provision.

Under the Non-Compete Agreements, “Good Reason” is generally defined as:

•

action by the Company resulting in a diminution of the executive’s title or responsibilities, including a change in the executive’s reporting relationship so that he or she no longer reports to the CEO;

•	the Company’s relocation of the executive’s principal place of employment outside of the New York City metropolitan area; or

•	the Company’s breach of any contractual agreements with the executive, provided the Company does not cure that breach within fourteen calendar days of notice from the executive.

“Cause” is defined as:

•	conviction for the commission of any act or acts constituting a felony;

•	action toward the Company involving dishonesty;

•	refusal to abide by or follow reasonable written directions of the CEO, which does not cease within ten business days after such written notice;

•	gross nonfeasance which does not cease within ten business days after written notice; or

•

failure to comply with the confidentiality, non-competition and non-solicitation provisions of the Non-Compete Agreement or other willful conduct which is intended to have and does have a material adverse impact on the Company.

Special Severance Plan

In addition, our Named Executive Officers, other than Ms. Krill, are entitled to the benefits under the ANN INC. Special Severance Plan (the “Special Severance Plan”). Under the Special Severance Plan, the executive is entitled to receive cash severance upon the occurrence of a “Qualifying Termination” following a Change in Control of the Company. A “Qualifying Termination” includes a termination of the executive’s employment by the Company without “Cause” or a termination by the executive of his or her employment for “Good Reason” at any time within two years following a Change in Control. “Cause” is defined as the

•	willful and continued failure by the executive to substantially perform his or her duties with the Company (other than by reason of physical or mental incapacity); or

•	the conviction of the executive for the commission of a felony involving moral turpitude.

The executive has “Good Reason” to terminate his or her employment if any of the following occurs after a Change in Control:

•	his or her duties or authority are diminished materially;

•	the location of his or her place of employment has changed by more than fifty miles; or

•	there has been a reduction in the executive’s salary or bonus opportunity.

In the event of a Change in Control with a Qualifying Termination, the executive is entitled to receive a lump sum equal to 2.5 times his or her “Annual Compensation.” “Annual Compensation” is the executive’s current base salary plus the average of the annual bonuses earned by the executive over the prior three full fiscal years or, if higher, in the three years including the year in which the Qualifying Termination occurs. In addition, for a period of 30 months following the date of a Qualifying Termination, the executive is entitled to receive all Company-paid benefits under any group health plan and life insurance plan of the Company. Upon a Change in Control of the Company, in accordance with the terms of the Company’s 2003 Equity Incentive Plan, all stock options and restricted stock granted to the Named Executive Officer automatically vest.

Under the Special Severance Plan, in exchange for the severance benefits described above, the participant is required to sign a release in favor of the Company relating to all claims or liabilities of any kind with the Company. In addition, while the executive is entitled to a gross-up payment to compensate him or her for excise taxes applicable to Change in Control payments, the Company eliminated that entitlement for participants joining the Company after fiscal year 2010.

Disability Plans and Life Insurance

Under the Company’s disability plans, each of our Named Executive Officers (other than Ms. Krill, whose arrangement is covered by her employment agreement) is entitled to receive, for the first 2.5 years following the date of disability, 100% of his or her base salary in effect on the date of disability and thereafter, depending on the nature of the disability, up to 60% of his or her base salary, not to exceed $12,500 per month, until he or she reaches the age of 65. The Company maintains on behalf of each executive a basic life insurance policy, the proceeds of which are payable upon the death of the executive. Of the Named Executive Officers, each of Mr. Nicholson and Mr. Muto has a supplemental life insurance policy, the premiums of which are not funded by the Company. Under Ms. Krill’s employment agreement, the Company is required to maintain a supplemental life insurance policy on her behalf, as explained on page 47.

Assuming the occurrence of the following termination events and/or Change in Control of the Company on February 1, 2014 (the end of the Company’s 2013 fiscal year), each current Named Executive Officer will be entitled to receive payments set out in the respective tables below.

2013 Potential Payments to Mr. Nicholson upon the Occurrence of Certain Events

Component of Compensation	Executive’s Voluntary Termination		Termination by the Company For Cause	Termination by the Executive For Good Reason	Termination by the Company Without Cause		Termination due to the Executive’s Disability		Termination upon the Executive’s Death		Change in Control of Company without the Executive’s Termination	Change in Control of Company with Qualifying Termination
Cash Severance (base salary + bonus, if applicable)	$1,050,000	(a)	$—	$—	$3,119,813	(b)(c)	$—		$—		$—	$5,401,762	(c)
Restricted Stock and Units—Accelerated	—		—	—	—		—		—		1,508,047	1,508,047
Stock Options—Accelerated	—		—	—	—		—		—		90,350	90,350
Health & Welfare	12,880	(a)	—	—	12,880	(b)	12,880		—		—	32,199
Other	—		—	—	—		4,750,000	(d)	2,500,000	(e)	—	—
Excise Tax Gross-Up	—		—	—	—		—		—		—	2,434,181
Total	1,062,880	(a)	—	—	3,132,693	(b)	4,762,880		2,500,000		1,598,397	9,466,539

(a)	Payable only if the Company elects to enforce for the full 12-month period the non-competition provisions of the Non-Compete Agreement.

(b)	Payable pursuant to the executive’s Non-Compete Agreement under which the executive is bound by non-competition provisions.

(c)	Cash severance amounts do not include the Corporate Net Income Adjustments relating to the RCP bonuses banked in 2011 to 2013, as those adjustments, upwards or downwards, as the case may be, will not be determined until the conclusion of the respective mandatory three-year deferral periods.

(d)	Represents payments under the Company’s short-term and long-term disability plans. Approximately $3.3 million of this amount is paid by the insurance provider, and the remaining amount is paid by the Company.

(e)	Represents payments under basic and supplemental life insurance policies.

2013 Potential Payments to Mr. Lynch upon the Occurrence of Certain Events

Component of Compensation	Executive’s Voluntary Termination		Termination by the Company For Cause	Termination by the Executive For Good Reason		Termination by the Company Without Cause		Termination due to the Executive’s Disability		Termination upon the Executive’s Death		Change in Control of Company without the Executive’s Termination	Change in Control of Company with Qualifying Termination
Cash Severance (base salary + bonus, if applicable)	$1,200,000	(a)	$—	$4,149,190	(a)(b)	$4,149,190	(a)(b)	$—		$—		$—	$8,405,048	(b)
Restricted Stock and Units—Accelerated	—		—	—		—		—		—		2,443,815	2,443,815
Stock Options—Accelerated	—		—	—		—		—		—		228,664	228,664
Health & Welfare	13,002	(a)	—	13,002	(a)	13,002	(a)	13,002		—		—	32,504
Other	—		—	—		—		3,575,000	(c)	1,000,000	(d)	—	—
Excise Tax Gross-Up	—		—	—		—		—		—		—	—
Total	1,213,002	(a)	—	4,162,192	(a)	4,162,192	(a)	3,588,002		1,000,000		2,672,479	11,110,031

(a)	Payable pursuant to the executive’s Non-Compete Agreement under which the executive is bound by non-competition provisions.

(b)	Cash severance amounts do not include the Corporate Net Income Adjustments relating to the RCP bonuses banked in 2011 to 2013, as those adjustments, upwards or downwards, as the case may be, will not be determined until the conclusion of the respective mandatory three-year deferral periods.

(c)	Represents payments under the Company’s short-term and long-term disability plans. Approximately $1.9 million of this amount is paid by the insurance provider, and the remaining amount is paid by the Company.

(d)	Represents payments under the basic life insurance policy.

2013 Potential Payments to Mr. Muto upon the Occurrence of Certain Events

Component of Compensation	Executive’s Voluntary Termination		Termination by the Company For Cause	Termination by the Executive For Good Reason		Termination by the Company Without Cause		Termination due to the Executive’s Disability		Termination upon the Executive’s Death		Change in Control of Company without the Executive’s Termination	Change in Control of Company with Qualifying Termination
Cash Severance (base salary + bonus, if applicable)	$1,350,000	(a)	$—	$4,854,690	(a)(b)	$4,854,690	(a)(b)	$—		$—		$—	$8,785,744	(b)
Restricted Stock and Units—Accelerated	—		—	—		—		—		—		1,904,794	1,904,794
Stock Options—Accelerated	—		—	—		—		—		—		153,824	153,824
Health & Welfare	13,124	(a)	—	13,124	(a)	13,124	(a)	13,124		—		—	32,809
Other	—		—	—		—		4,025,000	(c)	1,900,000	(d)	—	—
Excise Tax Gross-Up	—		—	—		—		—		—		—	—
Total	$1,363,124	(a)	—	4,867,814	(a)	4,867,814	(a)	4,038,124		1,900,000		2,058,618	10,877,171

(a)	Payable pursuant to the executive’s Non-Compete Agreement under which the executive is bound by non-competition provisions.

(b)	Cash severance amounts do not include the Corporate Net Income Adjustments relating to the RCP bonuses banked in 2011 to 2013, as those adjustments, upwards or downwards, as the case may be, will not be determined until the conclusion of the respective mandatory three-year deferral periods.

(c)	Represents payments under the Company’s short-term and long-term disability plans. Approximately $2.1 million of this amount is paid by the insurance provider, and the remaining amount is paid by the Company.

(d)	Represents payments under the basic and supplemental life insurance policies.

2013 Potential Payments to Ms. Ramundo upon the Occurrence of Certain Events

Component of Compensation	Executive’s Voluntary Termination		Termination by the Company For Cause	Termination by the Executive For Good Reason	Termination by the Company Without Cause		Termination due to the Executive’s Disability		Termination upon the Executive’s Death		Change in Control of Company without the Executive’s Termination	Change in Control of Company with Qualifying Termination
Cash Severance (base salary + bonus, if applicable)	$750,000	(a)	$—	$—	$862,500	(b)(c)	$—		$—		$—	$3,054,688
Restricted Stock and Units—Accelerated	—		—	—	—		—		—		1,018,581	1,018,581
Stock Options—Accelerated	—		—	—	—		—		—		32,197	32,197
Health & Welfare	2,158	(a)	—	—	2,158	(b)	2,158		—		—	5,396
Other	—		—	—	—		4,250,000	(d)	750,000	(e)	—	—
Excise Tax Gross-Up	—		—	—	—		—		—		—
Total	752,158	(a)	—	—	864,658	(b)	4,252,158		750,000		1,050,778	4,110,862

(a)	Payable only if the Company elects to enforce for the full 12-month period the non-competition provisions of the Non-Compete Agreement.

(b)	Payable pursuant to the executive’s Non-Compete Agreement under which the executive is bound by non-competition provisions.

(c)	Cash severance amounts do not include the Corporate Net Income Adjustments relating to the RCP bonus banked in 2013, as that adjustment, upwards or downwards, as the case may be, will not be determined until the conclusion of the mandatory three-year deferral period.

(d)	Represents payments under the Company’s short-term and long-term disability plans. Approximately $3.3 million of this amount is paid by the insurance provider, and the remaining amount is paid by the Company.

(e)	Represents payments under the basic life insurance policy.

DIRECTOR COMPENSATION

The Compensation Committee reviews non-employee director compensation annually. In its review, the Committee considered compensation paid to directors at similarly situated companies and the time commitments required of the directors. The compensation structure for 2013 is set out below.

Directors who are employees of the Company do not receive any compensation for serving on the Board.

Cash Compensation

During fiscal year 2013, directors, other than Ms. Krill, received the following cash fees:

•	an annual fee of $55,000; and

•	for each Audit Committee member, an annual fee of $15,000, and for each Compensation Committee and Nominating and Corporate Governance Committee member, an annual fee of $10,000.

The Committee Chairs also received the following fees:

•	the Audit Committee Chair received an annual fee of $30,000;

•	the Compensation Committee Chair received an annual fee of $20,000; and

•	the Nominating and Corporate Governance Committee Chair received an annual fee of $20,000.

In addition to the applicable fees above, the Non-Executive Chairman of the Board also received an additional annual cash fee of $60,000.

Equity Compensation

In connection with the Company’s 2013 Annual Meeting of Stockholders, non-employee directors received an annual grant of restricted shares of the Company’s common stock valued at $115,000. The Non-Executive Chairman received an additional annual grant of restricted shares of the Company’s common stock valued at $65,000, also in connection with the 2013 Annual Meeting of Stockholders. The restricted shares of common stock awarded to the non-employee directors vest on the date of the next annual meeting of stockholders. Generally, a director will forfeit his or her unvested restricted shares if he or she ceases to be a director prior to that date.

A non-employee Director who joins the Board after the Annual Meeting of Stockholders would receive a pro-rated amount of the annual grant of restricted stock, based on the portion of the year the director served according to the following schedule: (1) if the director is appointed to the Board within 90 days after the Annual Meeting, the director would receive a grant of restricted stock valued at $115,000 on the grant date, (2) if the director is appointed to the Board between 91 days and 270 days after the Annual Meeting, the director would receive a grant of restricted stock valued at $57,500 on the grant date, and (3) if the director is appointed to the Board 271 or more days after the Annual Meeting, the director would not receive any grant of restricted stock prior to the date of the Annual Meeting. The grant date is determined in accordance with the Company’s equity grant policy.

The following table lists the compensation paid to the Company’s non-employee directors during fiscal year 2013.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2013

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (a) (b) (c)	Total ($)
James J. Burke, Jr.	$80,000	$115,001	$195,001
Michelle Gass (d)	32,500	—	$32,500
Dale W. Hilpert	85,000	115,001	$200,001
Ronald W. Hovsepian	170,000	179,997	$349,997
Linda A. Huett	71,813	115,001	$186,815
Michael C. Plansky	90,522	115,001	$205,523
Stacey Rauch	65,000	115,001	$180,001
Michael W. Trapp (e)	31,868	—	$31,868
Daniel W. Yih	70,000	115,001	$185,001

(a)	The amounts in this column reflect the grant date fair value of awards pursuant to the Company’s equity incentive plans in accordance with ASC 718-10. Assumptions used in the calculation of these amounts for fiscal years ended February 1, 2014 are included in footnote 7 to the Company’s audited financial statements for the fiscal year ended February 1, 2014 in the Company’s Annual Report on Form 10-K.

(b)	As of February 1, 2014, each of our current directors held 3,652 shares of unvested restricted stock, except for Mr. Hovsepian, who held 5,716 shares, Mr. Plansky, who held 10,391 shares and Ms. Rauch, who held 9,059 shares.

(c)	As of February 1, 2014, each of the following directors held the respective number of unexercised options to purchase shares of the Company’s common stock: Mr. Burke, 7,500 shares; Mr. Hilpert, 16,875 shares; Mr. Hovsepian, 7,500 shares; and Ms. Huett, 16,875 shares. The remaining directors do not hold any unexercised options to purchase shares of the Company’s common stock.

(d)	Ms. Gass’s service as a director of the Company ended on May 21, 2013.

(e)	Mr. Trapp’s service as a director of the Company ended on May 30, 2013.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Principal Stockholders

The following table sets forth certain information as of March 1, 2014 concerning the beneficial ownership of the Company’s common stock by: (i) each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding common stock, (ii) each current director, (iii) the Named Executive Officers, and (iv) all current directors and executive officers as a group. Except as otherwise indicated, each stockholder listed below has sole voting and investment power with respect to his or her shares of common stock. Beneficial ownership is calculated in accordance with the SEC rules and includes shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days.

Name of Beneficial Owner	No. of Shares of Common Stock	Percent of Class
Blackrock, Inc. (a)	4,321,261	9.35%
T. Rowe Price Associates, Inc. (b)	3,358,885	7.27%
The Vanguard Group, Inc. (c)	2,896,596	6.27%
Ronald W. Hovsepian (d)	35,755	*
Kay Krill (d)	1,058,489	2.25%
Brian Lynch (d)	246,941	*
Gary Muto (d)	299,842	*
Michael J. Nicholson (d)	535,484	1.15%
Katherine H. Ramundo (d)	38,025	*
James J. Burke, Jr. (d)	50,378	*
Dale W. Hilpert (d)	55,223	*
Linda A. Huett (d)	48,799	*
Michael C. Plansky (d)	14,697	*
Stacey Rauch (d)	16,534	*
Daniel W. Yih (d)	25,744	*
All Current Executive Officers and Directors as a Group (12 persons) (d)	2,425,911	5.21%

*	Less than 1%

(a)	In an amended Schedule 13G filed with the SEC on January 28, 2014, BlackRock, Inc. (“Blackrock”) reported beneficial ownership of 4,321,261 shares. Blackrock has sole voting power over 4,180,125 shares and sole dispositive power over 4,321,261 shares. Blackrock’s address is BlackRock Inc., 40 East 52nd Street, New York, NY 10022.

(b)	In an amended Schedule 13G filed with the SEC on February 7, 2014, T. Rowe Price Associates, Inc. (“Price Associates”) reported beneficial ownership of 3,358,885 shares. Price Associates has sole voting power over 340,200 shares and sole dispositive power over 3,358,885 shares. Price Associates’ address is 100 E. Pratt Street, Baltimore, MD 21202.

(c)	In an amended Schedule 13G filed with the SEC on February 11, 2014, The Vanguard Group, Inc. (“Vanguard”) reported beneficial ownership of 2,896,596 shares. Vanguard has sole voting power over 65,532 shares and sole dispositive power over 2,834,564 shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.

(d)	The shares listed include shares subject to stock options that are currently or will become exercisable within 60 days of March 1, 2014 as follows: Mr. Hovsepian, 7,500 shares; Ms. Krill, 758,384 shares; Mr. Lynch, 72,667 shares; Mr. Muto, 98,333 shares; Mr. Nicholson, 221,999 shares; Ms. Ramundo, 6,666 shares; Mr. Burke, 7,500 shares; Mr. Hilpert, 16,875 shares; Ms. Huett, 16,875 shares; Mr. Plansky, 0 shares; Ms. Rauch, 0 shares; and Mr. Yih, 0 shares. The shares listed also include restricted shares which have not yet vested and which are subject to forfeiture as follows: Mr. Hovsepian, 5,716 shares; Ms. Krill, 175,406 shares; Mr. Lynch, 74,274 shares; Mr. Muto, 57,877 shares; Mr. Nicholson, 62,675 shares; Ms. Ramundo, 31,359 shares; Mr. Burke, 3,652 shares; Mr. Hilpert, 3,652 shares; Ms. Huett, 3,652 shares; Mr. Plansky, 10,391 shares; Ms. Rauch, 9,059 shares; and Mr. Yih, 3,652 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and certain officers and holders of more than 10% of the Company’s common stock to file with the SEC reports of their ownership and changes in their ownership of common stock. Based solely on a review of copies of Section 16(a) reports furnished to the Company, or written representations from certain reporting persons, the Company believes that during fiscal year 2013 all transactions were reported on a timely basis.

EXECUTIVE OFFICERS

The following table lists certain information regarding the current executive officers of the Company:

Name	Position and Offices
Kay Krill	Chief Executive Officer, President and a Director
Michael J. Nicholson	Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer
Gary Muto	President, ANN INC. Brands
Katherine H. Ramundo	Executive Vice President, General Counsel and Secretary

Information regarding Ms. Krill is set forth above under “Board of Directors.”

Michael J. Nicholson, age 47. Mr. Nicholson has been Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer of the Company since December 2012. Previously, since 2007, he served as Executive Vice President, Chief Financial Officer and Treasurer of the Company. Prior to that, from 2006 to 2007, he was Executive Vice President, Chief Operating and Financial Officer of Victoria’s Secret Beauty Company, a subsidiary of Limited Brands, Inc. From 2005 to 2006, he served as Senior Vice President and Chief Financial Officer of Victoria’s Secret Beauty Company and from 2001 to 2005 as its Vice President and Chief Financial Officer.

Gary Muto, age 54. Mr. Muto was appointed President, ANN INC. Brands in March 2014. Previously, from 2008 to 2014, he served as Brand President of the LOFT Division. Prior to that, from 2007 to 2008, he was President of Gap Adult and GapBody, a division of Gap, Inc., and from 2005 to 2007, he was President of Forth & Towne, also a division of Gap, Inc. From 2002 to 2005, Mr. Muto was President of Gap, N.A., and from 2001 to 2002, he was President of the Banana Republic division of Gap, Inc.

Katherine H. Ramundo, age 46. Ms. Ramundo has been Executive Vice President, General Counsel and Secretary since January 2013. Prior to joining the Company, Ms. Ramundo was Vice President, Deputy General Counsel and Assistant Secretary at Colgate-Palmolive Company.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

From time to time, stockholders of the Company submit proposals that they believe should be voted on by the stockholders. The SEC has adopted regulations that govern the inclusion of those proposals in a company’s proxy materials. Under Rule 14a-8 of the Exchange Act, the Company must receive any stockholder proposals intended to be presented at the 2015 Annual Meeting of Stockholders no later than December 4, 2014, in order for those proposals to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting.

The Company’s Bylaws provide that for a stockholder to nominate a director for election to the Company’s Board of Directors or to propose any other matter for consideration at the Company’s annual meeting (other than matters to be included in the Company’s proxy statement, which must be submitted in accordance with Rule 14a-8 as indicated above), that stockholder must give timely prior written notice to the Secretary of the Company of that stockholder’s intention to bring that business before the meeting, and the notice must contain certain information as set forth in our Bylaws. To be timely for the 2015 Annual Meeting of Stockholders, it must be received by the Company not less than 90 days nor more than 120 days prior to May 22, 2015, which will be the anniversary date of the prior year’s meeting (or if the date for the 2015 Annual Meeting is not within 25 days before or after the anniversary date of the prior year’s meeting, then not later than the tenth day following the first to occur of the day on which the notice of the date of the meeting is mailed or public disclosure thereof is made).

STOCKHOLDERS SHARING THE SAME ADDRESS

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, we are delivering only one copy of this proxy statement and our 2013 Annual Report to multiple stockholders who share the same address and have the same last name, unless we have received contrary instructions from an affected stockholder. We will deliver upon written or oral request a separate copy of the proxy statement and Annual Report to any stockholder at a shared address to which a single copy of these materials was delivered. To receive a separate copy of these materials, you may contact our Investor Relations Department either by mail at 7 Times Square, 15th Floor, New York, NY 10036, by telephone at (212) 541-3445, or by e-mail at investor_relations@anninc.com.

If you are a stockholder of record and would like to revoke your householding consent and receive in the future a separate copy of our proxy statement and Annual Report, please contact Broadridge Financial Solutions, Inc., either by telephone at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Any stockholders of record sharing the same address and currently receiving multiple copies of the Annual Report and the proxy statement who wish to receive only one copy of these materials per household in the future, may contact ANN INC. c/o Computershare, 211 Quality Circle, Suite 210, College Station, TX 77842 or by telephone at (800) 851-9677 to participate in the householding program. If you hold your shares through a bank, brokerage firm or other financial institution, please contact that firm to request information about householding.

ADDITIONAL INFORMATION

Copies of the Company’s 2013 Annual Report to Stockholders, which includes audited financial statements, are being provided to stockholders of the Company with this proxy statement.

NEW YORK, NEW YORK

April 3, 2014

IN SUPPORT OF OUR COMPANY’S GREEN INITIATIVE, THIS PROXY STATEMENT WAS PRINTED ON FSC® CERTIFIED PAPER.

ANN INC. 7 TIMES SQUARE, 5TH FLOOR NEW YORK, NY 10036

VOTE BY INTERNET - www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date or by 11:59 p.m. Eastern Time on the cut-off date indicated in the Company’s proxy statement. Have your proxy card in hand when you access the website and follow the instructions so that you may vote electronically.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date or by 11:59 p.m. Eastern Time on the cut-off date indicated in the Company’s proxy statement. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M70343-P48600	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

ANN INC.
The Board of Directors recommends a vote “FOR” Proposals 1, 2 and 3.
1.	To elect the following three directors to the Board of Directors of the Company:
	Nominees:	For	Against	Abstain
	1a. Dale W. Hilpert	☐	☐	☐
	1b. Ronald W. Hovsepian	☐	☐	☐
	1c. Linda A. Huett	☐	☐	☐		For	Against	Abstain
2.	To approve, by non-binding, advisory vote, the Company’s executive compensation.					☐	☐	☐
3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2014 fiscal year.					☐	☐	☐
You may also vote on such other business as may properly come before the meeting or any adjournment thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

The 2014 Annual Meeting of the Stockholders of ANN INC. (the “Company”) will be held at 8:00 A.M., Eastern Daylight Time (EDT), on Thursday, May 22, 2014, at the Company’s offices at 7 Times Square, 5th floor, New York, New York 10036, for the purposes listed on the reverse side.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

Admission Ticket

This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, a government-issued picture identification.

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M70344-P48600

ANN INC.

7 Times Square, 5th Floor

New York, NY 10036

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2014

The stockholder(s) hereby appoint(s) Kay Krill, Michael J. Nicholson and Katherine H. Ramundo, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ANN INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 A.M., Eastern Daylight Time (EDT) on May 22, 2014, at the Company’s offices, and at any adjournment or postponement thereof.

To the extent the undersigned holds shares of common stock of the Company through participation in the Company’s Associate Discount Stock Purchase Plan and/or the 401(k) Savings Plan, the undersigned is hereby providing instructions to the respective plan administrator on how to vote the shares which the undersigned is entitled to vote in connection with the Annual Meeting of Stockholders. If a signed proxy card is not returned and received by 11:59 P.M. Eastern Daylight Time (EDT) on May 20, 2014, in the case of shares held through the Associate Discount Stock Purchase Plan, the custodian will not vote those shares. If a signed proxy card is not returned and received by 11:59 P.M. EDT on May 19, 2014, in the case of Company shares held through the 401(k) Savings Plan, the trustee will vote those shares in the same proportion as it voted shares for which it received instructions.

If no choice is specified, the proxy will be voted “FOR” the persons nominated as directors by the Board of Directors, and “FOR” proposals 2 and 3. The proxies listed above will vote in their discretion with respect to any other matters that may properly come before the Annual Meeting and all adjournments and postponements thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side